Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

FIRST CASH FINANCIAL SERVICES, INC.,

FRONTIER MERGER SUB, LLC and

CASH AMERICA INTERNATIONAL, INC.

DATED AS OF APRIL 28, 2016

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2016 (this “Agreement”), is among First Cash Financial Services, Inc., a Delaware corporation (“Frontier”), Frontier Merger Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Frontier (“Merger Sub”), and Cash America International, Inc., a Texas corporation (“Cowboy”). Each of Frontier, Merger Sub and Cowboy is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

WHEREAS, the Parties wish to effect a “merger of equals” upon and subject to the terms and conditions set forth in this Agreement pursuant to which Cowboy will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity in the Merger and remaining a wholly-owned subsidiary of Frontier;

WHEREAS, the Board of Directors of Cowboy (the “Cowboy Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Cowboy and its shareholders, (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that this Agreement be submitted for consideration at the Cowboy Shareholders Meeting and (d) resolved to recommend the approval of this Agreement by the Cowboy shareholders;

WHEREAS, the Board of Directors of Frontier (the “Frontier Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Frontier and its stockholders, (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the issuance of shares of the Frontier Common Stock in the Merger as contemplated hereby be submitted for consideration at the Frontier Stockholders Meeting and (d) resolved to recommend the approval of the issuance of the Frontier Common Stock in the Merger as contemplated hereby by the Frontier stockholders;

WHEREAS, Frontier, in its capacity as the sole member of Merger Sub, and the manager of Merger Sub have taken all actions required for the execution of this Agreement by Merger Sub, to authorize, adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, this Agreement constitutes a “plan of merger” as such term is used in the TBOC;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Frontier or Cowboy, as applicable, than those contained in the Confidentiality Agreement.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Frontier, Cowboy or their respective subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of payment or transfer of anything of value (including gifts or entertainment), directly or indirectly to any foreign governmental official or other Person to obtain an improper business advantage, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder and (ii) any other anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Off-the-Shelf Software” or “COTS” means any commercially available software title (all versions thereof) (i) where the cumulative annual fee, including maintenance and support paid cumulatively by Cowboy and any Cowboy Subsidiary or Frontier and any Frontier Subsidiary, as applicable, is less than $1,000,000, (ii) where the cumulative one-time fee (i.e. a perpetual license or fixed term license) paid cumulatively by Cowboy and any Cowboy Subsidiary or Frontier and any Frontier Subsidiary, as applicable, is less than $1,000,000, or (iii) where the annual maintenance and support fee paid cumulatively by Cowboy and any Cowboy Subsidiary or Frontier and any Frontier Subsidiary, as applicable, is less than $500,000.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of February 19, 2016, between Frontier and Cowboy.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement, including all amendments or modifications thereto.

“Covered Personal Information” shall mean the following information that Cowboy and any Cowboy Subsidiary or Frontier and any Frontier Subsidiary, as applicable, collect, use, or disclose from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; (vii) social security number or any other identification number issued by a Governmental Authority; or (viii) any other information from or about an individual consumer that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding individuals.

“Cowboy Bylaws” means the Bylaws of Cowboy as amended and in effect on the date hereof.

“Cowboy Charter” means the Articles of Incorporation of Cowboy dated October 4, 1984, as amended and in effect on the date hereof.

“Cowboy Equity Incentive Plans” means those plans pursuant to which Cowboy has granted qualified and non-qualified common stock options and nonvested common stock awards to officers, directors and other key employees, as set forth in Section 5.5(a) of the Cowboy Disclosure Letter.

“Cowboy Governing Documents” means the Cowboy Bylaws and the Cowboy Charter.

“Cowboy Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by or exclusively licensed to Cowboy or any Cowboy Subsidiary.

“Cowboy Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence that individually or in the aggregate (i) has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Cowboy and the Cowboy Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Cowboy to consummate the Merger by the Outside Date; provided, that, for purposes of the foregoing clause (i), “Cowboy Material Adverse Effect” shall not include any event, circumstance, change, effect, development or occurrence to the extent arising out of or resulting from (A) any failure of Cowboy to meet any internal or analysts’ expectations, projections or forecasts or any estimates of earnings, revenue or other metrics for any period (provided, that the underlying cause of any such failure shall not, in and of itself, be excluded by this clause (A)), (B) any changes that generally affect the industries in which Cowboy and the Cowboy Subsidiaries conduct their business, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or national or international calamity or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement or the pendency of the Merger or the other transactions contemplated by this Agreement, including any loss of employees, suppliers or customers or any disruption in or termination of (or loss of or other negative effect or change with respect to) any customer, supplier or similar business relationships or partnerships resulting from the transactions contemplated hereby, including the Merger (provided, that this clause (F) does not apply in the context of the representations and warranties set forth in Section 5.4), (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Frontier, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes or proposed changes in Law or GAAP (or the interpretation thereof), including the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposed change of any applicable Law of or by any Governmental Entity relating to any of the products or services offered by Cowboy, (J) any Action made or initiated by any Cowboy shareholder, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (K) any changes in Cowboy’s stock price or the trading volume of Cowboy’s stock or any change in the credit rating of Cowboy (provided, that the underlying cause of any such change shall not, in and of itself, be excluded by this clause (K)), and which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Cowboy and the Cowboy Subsidiaries, taken as a whole, relative to others in the industries in which Cowboy and the Cowboy Subsidiaries conduct their business, and in the case of clause (H), do not disproportionately affect Cowboy and the Cowboy Subsidiaries, taken as a whole, relative to others in the industries in which Cowboy and the Cowboy Subsidiaries conduct their business in the geographic regions in which Cowboy and the Cowboy Subsidiaries operate.

“Cowboy Owned Real Property” means all real property owned by Cowboy or any Cowboy Subsidiary, as set forth in Section 5.16(a) of the Cowboy Disclosure Letter.

“Cowboy SEC Documents” means all publicly available forms, documents, statements, schedules and reports filed or furnished by Cowboy under the Exchange Act or the Securities Act since January 1, 2014 and prior to the date of this Agreement.

“Cowboy Shareholder Approval” means the affirmative vote of the holders of at least two-thirds (2/3rds) of the outstanding shares of Cowboy Common Stock entitled to vote at the Cowboy Shareholders Meeting to approve this Agreement and the Merger.

“Cowboy Shareholders Meeting” means the meeting of the holders of shares of Cowboy Common Stock for the purpose of seeking the Cowboy Shareholder Approval, including any postponement or adjournment thereof.

“Cowboy Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Cowboy, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Cowboy or of which Cowboy or any subsidiary of Cowboy (which is a subsidiary of Cowboy within the meaning of either clause (a) or (b) of this definition) is a general partner, manager, managing member or the equivalent.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” mean the Cowboy Disclosure Letter and the Frontier Disclosure Letter.

“Eagle” means Enova International, Inc.

“Eagle Stock” means shares of common stock, par value $0.00001 per share, of Eagle.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, certificate, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Joint Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC, and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Frontier Bylaws” means the Bylaws of Frontier as amended and in effect on the date hereof.

“Frontier Charter” means the Amended and Restated Certificate of Incorporation of Frontier, dated June 15, 2004 and as amended and in effect on the date hereof.

“Frontier Equity Incentive Plans” means those plans pursuant to which Frontier has granted qualified and non-qualified common stock options and nonvested common stock awards to officers, directors and other key employees, as set forth in Section 4.5(a) of the Frontier Disclosure Letter.

“Frontier Governing Documents” means the Frontier Bylaws and the Frontier Charter, except that, from and after the Effective Time, such term shall mean the Frontier Bylaws and the Frontier Charter as amended pursuant to Section 2.4(b).

“Frontier Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by or exclusively licensed to Frontier or any Frontier Subsidiary.

“Frontier Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence that, individually or in the aggregate, (i) has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Frontier and the Frontier Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Frontier and Merger Sub to consummate the Merger by the Outside Date; provided, that, for purposes of the foregoing clause (i), “Frontier Material Adverse Effect” shall not include any event, circumstance, change, effect, development or occurrence to the extent arising out of or resulting from (A) any failure of Frontier to meet any internal or analysts’ expectations, projections or forecasts or any estimates of earnings, revenue or other metrics for any period (provided, that the underlying cause of any such failure shall not, in and itself, be excluded by this clause (A)), (B) any changes that generally affect the industries in which Frontier and the Frontier Subsidiaries conduct their business, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or national or international calamity or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement or the pendency of the Merger or the other transactions contemplated by this Agreement, including any loss of employees, suppliers or customers or any disruption in or termination of (or loss of or other negative effect or change with respect to) any customer, supplier or similar business relationships or partnerships resulting from the transactions contemplated hereby, including the Merger (provided, that this clause (F) does not apply in the context of the representations and warranties set forth in Section 4.4), (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Cowboy, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes or proposed changes in Law or GAAP (or the interpretation thereof), including the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposed change of any applicable Law of or by any Governmental Entity relating to any of the products or services offered by Frontier, (J) any Action made or initiated by any Frontier stockholder, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (K) any changes in Frontier’s stock price or the trading volume of Frontier’s stock or any change in the credit rating of Frontier (provided, that the underlying cause of any such change shall not, in and of itself, be excluded by this clause (K)), and which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Frontier and the Frontier Subsidiaries, taken as a whole, relative to others in the industries in which Frontier and the Frontier Subsidiaries conduct their business, and in the case of clause (H), do not disproportionately affect Frontier and the Frontier Subsidiaries, taken as a whole, relative to others in the industries in which Frontier and the Frontier Subsidiaries conduct their business in the geographic regions in which Frontier and the Frontier Subsidiaries operate.

“Frontier Owned Real Property” means all real property owned by Frontier or any other Frontier Subsidiary, as set forth in Section 4.16(a) of the Frontier Disclosure Letter.

“Frontier SEC Documents” means all publicly available forms, documents, statements, schedules and reports filed or furnished by Frontier under the Exchange Act or the Securities Act since January 1, 2014 and prior to the date of this Agreement.

“Frontier Stockholders Meeting” means the meeting of the holders of shares of Frontier Common Stock for the purpose of seeking the Frontier Stockholder Approval, including any postponement or adjournment thereof.

“Frontier Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Frontier, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Frontier or of which Frontier or any subsidiary of Frontier (which is a subsidiary of Frontier within the meaning of either clause (a) or (b) of this definition) is a general partner, manager, managing member or the equivalent.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2(a) (Authority), Section 4.3 (Approval Required), Section 4.5(a)–(e) (Capital Structure), Section 4.20 (Brokers), Section 4.22 (Takeover Statutes), Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2(a) (Authority), Section 5.3 (Approval Required), Section 5.5(a)–(e) (Capital Structure), Section 5.20 (Brokers), and Section 5.22 (Takeover Statutes).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“Hazardous Substances” means: (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign intellectual property rights, including all (i) patents, patent applications, invention disclosures, and all provisionals, related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Joint Proxy Statement” means the proxy statements in preliminary and definitive form relating to the Frontier Stockholders Meeting and the Cowboy Shareholders Meeting, together with any amendments or supplements thereto.

“Knowledge” means (i) with respect to Frontier, the actual knowledge of the persons named in Section 1.1 of the Frontier Disclosure Letter and (ii) with respect to Cowboy, the actual knowledge of the persons named in Section 1.1 of the Cowboy Disclosure Letter.

“Law” means any and all domestic (federal, state, municipal or local) or foreign laws, ordinances, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Material Contract” means any Frontier Material Contract or any Cowboy Material Contract, as applicable.

“Merger Sub Governing Documents” means the certificate of formation and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“NASDAQ” means the NASDAQ Global Select Market.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to Frontier, Liens that are disclosed on Section 1.1 of the Frontier Disclosure Letter, and with respect Cowboy, Liens that are disclosed on Section 1.1 of the Cowboy Disclosure Letter; (v) with respect to Frontier, Liens that are disclosed on the consolidated balance sheet of Frontier dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to Cowboy, Liens that are disclosed on the consolidated balance sheet of Cowboy dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to Frontier or Cowboy, arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of Frontier or Cowboy, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof or other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate; or (viii) with respect to Frontier or Cowboy, Liens that were incurred in the ordinary course of business since December 31, 2015 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Privacy Laws” means (i) all applicable international, federal, state, provincial and local Laws, directives and governmental requirements relating in any way to the privacy, confidentiality or security of Covered Personal Information, (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security, including the Payment Card Industry Data Security Standard, and any other similar standards, and (iii) applicable provisions of Cowboy’s or Frontier’s, as applicable, privacy policies, statements or notices.

“Privacy Obligations” means all applicable Privacy Laws, contractual obligations and privacy policies relating to the privacy of the customers and employees of Frontier and the Frontier Subsidiaries or Cowboy and the Cowboy Subsidiaries, as applicable, and web sites or to the collection, storage, and transfer of any Covered Personal Information collected by or on behalf of Frontier and the Frontier Subsidiaries or Cowboy and the Cowboy Subsidiaries, as applicable.

“Processing” means any operation or set of operations which is performed upon Covered Personal Information, whether or not by automatic means, such as underwriting, credit reporting, background checks, collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure or dissemination and such other activities relating to Covered Personal Information regulated by Privacy Laws.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sanctioned Person” means any Person (i) named on the “Specially Designated Nationals and Blocked Persons List” administered by the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), (ii) identified as a blocked person solely pursuant to Executive Order 13599, or otherwise named on the “Consolidated Sanctions List” published by OFAC at its official website, https://www.treasury.gov/resource- center/sanctions/SDN-List/Pages/consolidated.aspx, or at any replacement website or other official publication of such lists, (iii) identified on the United States Department of Commerce, Bureau of Industry and Security’s “Denied Persons List,” “Entity List” or “Unverified List”, (iv) located, organized or resident in a country or territory that is the subject of sanctions or an embargo restricting substantially all trade with the country or territory (currently including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine), or (v) affiliated with, owned or controlled by, or acting on behalf of, any party described in clauses (i) through (iv) above.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof) or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means (i) any circumstance pursuant to which Law, including any Privacy Law, requires notification to be given to affected parties or other related activity in response to such circumstance and (ii) any circumstance that compromises, or would reasonably be expected to compromise, the physical security of any facility, Third Party Service Provider, data center or IT systems of Cowboy or Frontier, as applicable, in a fashion that either does or could reasonably be expected to permit unauthorized Processing of any Covered Personal Information or access to any other confidential information.

“Spin Transaction” means the distribution of 80% of the outstanding shares of Eagle, a former wholly owned subsidiary of Cowboy, to Cowboy’s shareholders pursuant to the terms of that certain separation and distribution agreement dated November 12, 2014.

“Straddle Period” means any taxable period that begins before the Closing Date but ends after the Closing Date.

“Tax” or “Taxes” means any tax, charge, fee, levy, impost, duty or other assessment, including income, gross receipts, margin, net margin, transfer, premium, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, escheat, unclaimed property, abandoned property, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security (or similar), single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a transferee or successor, by contract, or otherwise.

“Tax Matters Agreement” means that certain tax matters agreement by and between Cowboy and Eagle dated as of November 12, 2014.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” means the Texas Business Organizations Code, as amended.

“Termination Fee” means the Frontier Termination Fee or the Cowboy Termination Fee, as applicable.

“Third Party Service Provider” means, with respect to either Cowboy or Frontier, a third party that provides data or IT-related services to Cowboy or any Cowboy Subsidiary, in the case of Cowboy, or Frontier or any Frontier Subsidiary, in the case of Frontier.

“Wholly Owned Cowboy Subsidiary” means any wholly owned subsidiary of Cowboy.

“Wholly Owned Frontier Subsidiary” means any wholly owned subsidiary of Frontier.

(b) The following terms have the respective meanings set forth on the pages set forth below opposite such term:

Defined Term	Page
Acquisition Proposal	82
Adverse Recommendation Change	80
Agreement	1
Alternative Acquisition Agreement	79
Anti-Money Laundering Laws	31
Antitrust Laws	84
Certificate	17
Certificate of Merger	14
Charter Restrictions	89
Closing	14
Closing Date	14
Cowboy	1
Cowboy Benefit Plans	57
Cowboy Board	1
Cowboy Board Recommendation	47
Cowboy Common Stock	17
Cowboy Designees	15
Cowboy Disclosure Letter	45
Cowboy Employees	59
Cowboy Insurance Policies	65
Cowboy Leased Real Property	62
Cowboy Material Contract	65
Cowboy Material Intellectual Property	60
Cowboy Permits	52
Cowboy Qualified Benefit Plan	57
Cowboy Real Property	62
Cowboy Real Property Leases	62
Cowboy Released Parties	100
Cowboy RSU	21
Cowboy Tax Opinion	95
Cowboy Terminating Breach	97
Cowboy Termination Fee	99
Cowboy Voting Debt	49
Effective Time	15
Exchange Agent	18
Exchange Agent Agreement	18
Exchange Fund	19
Exchange Ratio	17
Form S-4	75
Frontier	1
Frontier Benefit Plans	34
Frontier Board	1
Frontier Board Recommendation	24
Frontier Common Stock	17

Defined Term	Page
Frontier Designees	15
Frontier Disclosure Letter	22
Frontier Employees	36
Frontier Foreign Benefit Plan	35
Frontier Insurance Policies	43
Frontier Leased Real Property	39
Frontier Material Contract	42
Frontier Material Intellectual Property	38
Frontier Permits	29
Frontier Preferred Stock	25
Frontier Qualified Benefit Plan	34
Frontier Real Property	40
Frontier Real Property Leases	39
Frontier Released Parties	99
Frontier Stockholder Approval	24
Frontier Tax Opinion	96
Frontier Terminating Breach	97
Frontier Termination Fee	98
Frontier Voting Debt	26
Historic Cowboy SEC Documents	50
Historic Frontier SEC Documents	27
Indemnified Parties	87
Interim Period	67
Letter of Transmittal	19
Merger	1
Merger Consideration	17
Merger Sub	1
New Plans	92
Notice Period	81
OFAC	10
Outside Date	96
Party(ies)	1
pdf	102
Referenced Entity	5
Remedial Action	85
Sarbanes-Oxley Act	27
Superior Proposal	82
Surviving Entity	14
Takeover Statutes	44
Transfer Taxes	90
Transition Period	91
TX SOS	14
Unaffiliated Designee	15

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the phrase “furnished” or “made available” in this Agreement shall include (i) physical delivery, (ii) making physical documents available for inspection at a Party’s offices, and (iii) posting in the applicable Party’s virtual data room at least two (2) Business Days prior to the date hereof;

(f) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(g) all references herein to “$” or dollars shall refer to United States dollars;

(h) except as otherwise specifically provided herein, no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(i) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(j) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(k) references to a Person are also to its successors and permitted assigns;

(l) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(m) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(n) except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is not a Business Day, the period in question shall end on the next Business Day; and

(o) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the TBOC, at the Effective Time, Cowboy shall be merged with and into Merger Sub, whereupon the separate existence of Cowboy will cease, with Merger Sub surviving the Merger (the “Surviving Entity”), such that following the Merger, the Surviving Entity will remain a wholly owned subsidiary of Frontier.

(b) The Merger shall have the effects set forth in the applicable provisions of the TBOC and this Agreement. From and after the Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Cowboy and Merger Sub, all as provided under the TBOC and this Agreement.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the Merger will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such other place or date as may be agreed in writing by the Parties (the “Closing Date”).

Section 2.3 Effective Time. On the Closing Date, Cowboy and Merger Sub shall cause a certificate of merger with respect to the Merger to be duly executed and filed with the Texas Secretary of State (the “TX SOS”) in accordance with the TBOC (the “Certificate of Merger”), and make any other filings, recordings or publications required to be made by Cowboy, Merger Sub or the Surviving Entity under the TBOC in connection with the Merger. The Merger shall become effective at the date and time set forth in the Certificate of Merger (such date and time, the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents; Name Change.

(a) At the Effective Time, the certificate of formation of the Surviving Entity shall be the certification of formation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law. The limited liability company operating agreement of the Surviving Entity shall be the limited liability company operating agreement of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(b) At or immediately prior to the Effective Time, the Frontier Board shall (i) amend the Frontier Charter to change the name of Frontier to “FirstCash, Inc.” and (ii) amend and restate the Frontier Bylaws in their entirety as set forth on Exhibit A.

Section 2.5 Officers of the Surviving Entity. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of the Surviving Entity shall be the officers as set forth in Section 2.5 of the Cowboy Disclosure Letter.

Section 2.6 Frontier Directors and Officers.

(a) Effective at the Effective Time, unless otherwise agreed by Cowboy and Frontier in writing, Frontier shall take all action necessary (i) to fix the size of the Frontier Board at seven (7) members, (ii) to cause the three (3) individuals set forth in Section 2.6 of the Frontier Disclosure Letter (or if any of such individuals is unwilling or unable to serve as a director of Frontier, a replacement designated by the Frontier Board reasonably acceptable to the Cowboy Board) (such three directors, including replacements, the “Frontier Designees”) to remain as directors of Frontier or to appoint them as directors of Frontier, as the case may be, (iii) to appoint as directors of Frontier the three (3) individuals set forth in Section 2.6 of the Cowboy Disclosure Letter (or if any of such individuals is unwilling or unable to serve as a director of Frontier, a replacement designated by Cowboy reasonably acceptable to the Frontier Board) (such three directors, including replacements, the “Cowboy Designees”), with each of the three (3) Cowboy Designees being appointed to a different class of the Frontier Board as set forth in Section 2.6 of the Cowboy Disclosure Letter, (iv) to appoint as a director of Frontier the individual named in Section 2.6 of the Disclosure Letters as the Unaffiliated Designee (such director, including any replacement, the “Unaffiliated Designee”), which Unaffiliated Designee (A) is a former director of Frontier that has been selected by Frontier and approved by Cowboy as the Unaffiliated Designee, (B) will be an “Independent Director” within the meaning of NASDAQ Marketplace Rule 5605(a)(2) and, (C) as of the date of this Agreement, is not an employee, officer, director or Affiliate of Frontier, any Frontier Subsidiary, Cowboy or any Cowboy Subsidiary (if the individual named as the Unaffiliated Designee in Section 2.6 of the Disclosure Letters is unwilling or unable to serve as a director of Frontier, a replacement director that satisfies the requirements of clauses (B) and (C) of this Section 2.6(a)(iv) shall be selected by Frontier and approved by Cowboy (such approval not to be unreasonably withheld)), (v) to appoint Daniel R. Feehan (or another Cowboy Designee that is reasonably acceptable to the Frontier Board if Mr. Feehan is unwilling or unable to serve as a director of Frontier at the Effective time) as Chairman of the Frontier Board and Rick L. Wessel (or another Frontier Designee that is reasonably acceptable to the Cowboy Board if Mr. Wessel is unwilling or unable to serve as a director of Frontier at the Effective Time) as Vice Chairman of the Frontier Board, (vi) to fix the size of each of the three committees of the Frontier Board at three (3) members and to appoint to each committee one Frontier Designee, one Cowboy Designee and a third designee jointly agreed to by the Cowboy Designee and the Frontier Designee appointed to such committee (or in the absence of any such agreement, the third member of such committee in question shall be the Unaffiliated Designee) and (vii) to appoint as Chairman of each such committee an individual jointly selected by the Frontier Designee and the Cowboy Designee appointed to such committee pursuant to clause (vi) (or in the absence of any such agreement, the Chairman shall be the Unaffiliated Designee). All Cowboy Designees and Frontier Designees other than the current Executive Chairman of Cowboy and the current Chief Executive Officer of Frontier shall qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2), and each Cowboy Designee and Frontier Designee appointed to a committee of the Frontier Board shall qualify as an “independent director” and satisfy any other requirements under the SEC or NASDAQ rules or regulations for serving on such committee.

(b) Prior to the Effective Time, the Frontier Board shall take all actions necessary to appoint T. Brent Stuart as the President and Chief Operating Officer of Frontier effective as of the Effective Time until the earlier of his death, resignation or removal or the time at which his successor is duly elected or appointed and qualified in accordance with applicable Law and the Frontier Governing Documents (provided such appointment shall be conditioned upon and effective upon the occurrence of the Effective Time). Frontier shall take all necessary action to cause Rick L. Wessel and R. Douglas Orr to remain as Chief Executive Officer (in addition to the appointment of Mr. Wessel as Vice Chairman pursuant to Section 2.6(a)(v)) and Executive Vice President and Chief Financial Officer of Frontier, respectively, in each case to serve from and after the Effective Time until the earlier of their respective death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the Frontier Governing Documents.

Section 2.7 Headquarters. As soon as reasonably practicable after the Effective Time, the global headquarters and related corporate functions for Frontier and the Frontier Subsidiaries (including the Surviving Entity) will be located in Fort Worth, Texas, and the international headquarters and related international corporate functions for Frontier and the Frontier Subsidiaries will be located in Monterrey, Mexico.

Section 2.8 Tax Treatment. The Parties hereby confirm, covenant and agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.8, and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1 Effects of the Merger.

(a) The Merger. At the Effective Time and by virtue of the Merger and without any further action on the part of Frontier, Cowboy or Merger Sub or the holders of any shares of Cowboy common stock, par value $0.10 per share (the “Cowboy Common Stock”):

(i) Each share of Cowboy Common Stock, if any, then held by Cowboy or any Wholly Owned Cowboy Subsidiary or held in Cowboy’s treasury (which, for the avoidance of doubt, shall not include shares of Cowboy Common Stock held in any Cowboy Equity Incentive Plan or in any related trust accounts (including any shares of Cowboy Common Stock held in a rabbi trust) or otherwise held in a fiduciary or agency capacity) shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(ii) Each share of Cowboy Common Stock, if any, then held by Frontier or any Wholly Owned Frontier Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(iii) Except as provided in Section 3.1(a)(i) and Section 3.1(a)(ii) and subject to Sections 3.1(b) and 3.1(d), each share of Cowboy Common Stock issued and outstanding immediately prior to the Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) that number of validly issued, fully paid and nonassessable shares of common stock, $0.01 par value per share, of Frontier (“Frontier Common Stock”) equal to the Exchange Ratio. For purposes of this Agreement, “Exchange Ratio” means 0.840. As of the Effective Time, each holder of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Cowboy Common Stock shall cease to have any rights with respect thereto other than the right to receive (A) shares of Frontier Common Stock to be issued in consideration therefore upon the surrender of such Certificate or Book-Entry Share and (B) any cash, without interest, to be paid in lieu of any fractional share interests of Frontier Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);

(iv) The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain the issued and outstanding membership interests of the Surviving Entity and shall be unaffected by the Merger; and

(v) At the Effective Time, each share of Frontier Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding. Immediately following the Effective Time, shares of Frontier Common Stock owned by Surviving Entity or any wholly-owned Subsidiary of Surviving Entity shall be surrendered to Frontier without payment therefor.

(b) Adjustment of the Exchange Ratio. Between the date of this Agreement and the Effective Time, if any of Cowboy or Frontier should split, combine or otherwise reclassify either the Cowboy Common Stock or the Frontier Common Stock or makes a dividend or other distribution in shares of the Cowboy Common Stock or the Frontier Common Stock (including any dividend or other distribution of securities convertible into Cowboy Common Stock or Frontier Common Stock), or engages in a reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such split, combination, reclassification, dividend, distribution, reorganization, exchange or change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(c) Transfer Books. From and after the Effective Time, the share transfer books of Cowboy shall be closed, and thereafter there shall be no further registration of transfers of Cowboy Common Stock. From and after the Effective Time, Persons who held Cowboy Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law. On or after the Effective Time, any Certificates or Book-Entry Shares of Cowboy Common Stock presented to the Exchange Agent, Frontier or the Surviving Entity shall be exchanged for the Merger Consideration with respect to Cowboy Common Stock formerly represented thereby.

(d) No Fractional Shares. No certificates representing fractional shares of Frontier Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares of Cowboy Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Frontier. Notwithstanding any other provision of this Agreement, each holder of shares of Cowboy Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Frontier Common Stock (after taking into account all Certificates and Book-Entry Shares of Cowboy Common Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share Nasdaq Official Closing Price of the Frontier Common Stock (as reported on www.nasdaq.com) on the date immediately preceding the date on which the Effective Time shall occur (or, if the Frontier Common Stock did not trade on the NASDAQ on such prior date, the last day of trading in Frontier Common Stock on the NASDAQ prior to the Effective Time) by (ii) the fraction of a share of Frontier Common Stock to which such holder would otherwise be entitled.

Section 3.2 Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares.

(a) As soon as practicable prior to the Effective Time (but in no event later than three (3) Business Days prior to the mailing date of the Joint Proxy Statement), Frontier will designate a nationally recognized bank, trust company or stockholder services company reasonably acceptable to Cowboy to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(iii) and Section 3.1(d). Prior to the Effective Time, Frontier will enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to Cowboy (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.2.

(b) Prior to the Effective Time, Frontier shall deposit in trust, for the sole benefit of the holders of shares of Cowboy Common Stock, with the Exchange Agent certificates or Book-Entry Shares representing shares of Frontier Common Stock to be issued pursuant to Section 3.1(a)(iii) in exchange for the shares of Cowboy Common Stock. After the Effective Time on the appropriate payment date, if applicable, Frontier shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Frontier Common Stock pursuant to Section 3.2(e). Frontier shall deposit with the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(d). Such shares of Frontier Common Stock, together with any cash in lieu of fractional shares pursuant to Section 3.1(d) and dividends or distributions with respect thereto pursuant to Section 3.2(e), are referred to herein as the “Exchange Fund”. Frontier shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(c) As soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days thereafter), Frontier shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share representing shares of Cowboy Common Stock (i) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Frontier and reasonably acceptable to Cowboy (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates or transfer of any Book-Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Cowboy Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

(d) Upon surrender of a Certificate or transfer of any Book-Entry Share representing shares of Cowboy Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share representing shares of Cowboy Common Stock shall be entitled to receive in exchange therefor (i) the number of whole shares of Frontier Common Stock into which the Cowboy Common Stock represented by the surrendered Certificate or Book-Entry Share shall have been converted at the Effective Time, (ii) cash in lieu of any fractional share interest of Frontier Common Stock in accordance with Section 3.1(d) and (iii) certain dividends and distributions in accordance with Section 3.2(e), if any, after the Exchange Agent’s receipt of such Certificate or “agent’s message” or other evidence, and the Certificate so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.2, each Certificate or Book-Entry Share representing shares of Cowboy Common Stock shall be deemed, at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(e) No dividends or other distributions declared or made prior to or after the Effective Time with respect to Frontier Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive shares of Frontier Common Stock until, and no cash payment in lieu of a fractional share interest of Frontier Common Stock shall be paid to any such holder pursuant to Section 3.1(d) until, such holder shall have surrendered its Certificates or Book-Entry Share of Cowboy Common Stock pursuant to this Section 3.2. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Shares of Cowboy Common Stock, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Frontier Common Stock represented by the Certificate or Book-Entry Shares of Cowboy Common Stock surrendered by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Frontier Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

(f) In the event of a transfer of ownership of shares of Cowboy Common Stock that is not registered in the transfer records of Cowboy, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Frontier that such Tax either has been paid or is not applicable.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Cowboy Common Stock for twelve (12) months after the Effective Time shall be delivered to Frontier upon demand, and any former holders of Cowboy Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to Frontier for payment of their claims with respect thereto.

(h) None of Cowboy, Frontier, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Cowboy Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Frontier free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3 Cowboy Stock-Based Awards.

(a) As of the Effective Time, each restricted stock unit award and deferred stock unit award granted under a Cowboy Equity Incentive Plan (a “Cowboy RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled as of the Effective Time and converted into the right to receive, in the sole discretion of Frontier as designated in a written notice delivered by Frontier to Cowboy reasonably prior to the Effective Time, either (i) a cash payment equal to the product of (A) the number of shares of Cowboy Common Stock underlying such Cowboy RSU multiplied by the Exchange Ratio, multiplied by (B) the closing per share price of the Frontier Common Stock on the NASDAQ on the last day on which shares of Frontier Common Stock traded on the NASDAQ immediately preceding the date on which the Effective Time shall occur, or (ii) the Merger Consideration in respect of each share of Cowboy Common Stock subject thereto as of immediately prior to the Effective Time, plus, in each case and with respect to Cowboy RSUs granted prior to November 13, 2014 only, a number of shares of Eagle Stock equal to the product of (A) the number of shares of Cowboy Common Stock underlying such Cowboy RSU multiplied by (B) 0.915. Not later than the Closing Date, Cowboy shall deliver to the holders of Cowboy RSUs any required notices setting forth such holders’ rights pursuant to the relevant Cowboy Stock Plan and award documents.

(b) Prior to the Effective Time, Cowboy shall take all necessary action for the cancellation and conversion of the Cowboy RSUs in accordance with this Section 3.3.

Section 3.4 Withholding Rights. Each of Cowboy, Frontier, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Cowboy Common Stock, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of applicable Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Frontier or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Frontier or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FRONTIER AND MERGER SUB

Except (a) as set forth in the disclosure letter prepared by Frontier and delivered by Frontier to Cowboy prior to the execution and delivery of this Agreement (the “Frontier Disclosure Letter”) (it being acknowledged and agreed that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Frontier Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Frontier that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have a Frontier Material Adverse Effect, and (iii) disclosure of any item in any section or subsection of the Frontier Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Frontier Disclosure Letter corresponding to such Fundamental Representation; provided further, that nothing in the Frontier Disclosure Letter is intended to broaden the scope of any representation or warranty of Frontier made herein) or (b) as disclosed in the Frontier SEC Documents filed prior to the date hereof (excluding any disclosures of risks contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are similarly non-specific or cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Frontier SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided, that the disclosures in the Frontier SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Frontier Disclosure Letter or (ii) the representations and warranties made in Section 4.4 (No Conflict; Required Filings and Consents), Section 4.6(a)-(c) (SEC Documents; Financial Statements; Sarbanes-Oxley Act), Section 4.7(c) (Absence of Certain Changes or Events) and Section 4.8 (No Undisclosed Liabilities), Frontier and Merger Sub hereby represent and warrant to Cowboy:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Frontier is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Frontier and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect.

(b) Each Frontier Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Frontier Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect.

(c) Section 4.1(c) of the Frontier Disclosure Letter sets forth a true and complete list of the Frontier Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which Frontier and the Frontier Subsidiaries are qualified or licensed to do business, the type of and percentage of interest held, directly or indirectly, by Frontier (or another Frontier Subsidiary) in each Frontier Subsidiary and any interest in any Frontier Subsidiary held, directly or indirectly, by any Person other than Frontier or another Frontier Subsidiary.

(d) Neither Frontier nor any Frontier Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Frontier Subsidiaries and investments in short-term investment securities).

(e) Frontier has made available to Cowboy complete and correct copies of the Frontier Governing Documents. Frontier is in compliance with the terms of its Frontier Governing Documents in all material respects.

Section 4.2 Authority.

(a) Frontier has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Frontier Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the issuance of shares of Frontier Common Stock in connection with the Merger. The execution and delivery of this Agreement by Frontier and Merger Sub and the consummation by Frontier and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of Frontier and Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the issuance of the shares of Frontier Common Stock in the Merger, to receipt of the Frontier Stockholder Approval, and, with respect to the Merger, to the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the TX SOS.

(b) This Agreement has been duly executed and delivered by Frontier and Merger Sub, and assuming due authorization, execution and delivery by Cowboy, constitutes a legally valid and binding obligation of Frontier and Merger Sub enforceable against Frontier and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Frontier Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Frontier and its stockholders, (ii) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directed that the issuance of shares of the Frontier Common Stock in the Merger as contemplated hereby be submitted for consideration at the Frontier Stockholders Meeting and (iv) resolved to recommend the approval of the issuance of shares of the Frontier Common Stock in the Merger as contemplated hereby by the Frontier stockholders (such recommendations, the “Frontier Board

Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) Frontier, in its capacity as the sole member of Merger Sub, and the manager of Merger Sub have approved this Agreement and the Merger.

Section 4.3 Approval Required. The affirmative vote of a majority of the shares of Frontier Common Stock present in person or represented by proxy at the Frontier Stockholders Meeting in favor of the approval of the issuance of the shares of Frontier Common Stock in the Merger (the “Frontier Stockholder Approval”) is the only vote of holders of equity securities of Frontier required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Frontier and Merger Sub does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Frontier Stockholder Approval, conflict with or violate any provision of (A) the Frontier Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other Frontier Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Frontier, Merger Sub or any other Frontier Subsidiary or by which any property or asset of Frontier, Merger Sub or any Frontier Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Frontier, Merger Sub or any Frontier Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under, or result in the creation of a Lien on any property or asset of Frontier, Merger Sub or any Frontier Subsidiary pursuant to, any Contract or Frontier Permit to which Frontier, Merger Sub or any Frontier Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Frontier and Merger Sub does not, and the performance of this Agreement by Frontier will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NASDAQ or the NYSE, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the TX SOS pursuant to the TBOC, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 4.4(b) of the Frontier Disclosure Letter, (vi) such filings and approvals as may be required under the HSR Act or other applicable foreign, federal or state antitrust, competition, fair trade or similar applicable Laws, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect.

Section 4.5 Capital Structure.

(a) The authorized capital stock of Frontier consists of 90,000,000 shares of Frontier Common Stock, and 10,000,000 shares of preferred stock, $0.01 par value per share (“Frontier Preferred Stock”). At the close of business on April 26, 2016, (i) 28,243,229 shares of Frontier Common Stock were issued and outstanding, (ii) 12,051,669 shares of Frontier Common Stock were held in the treasury of Frontier, (iii) no shares of Frontier Preferred Stock were issued and outstanding, (iv) 225,662 shares of Frontier Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to the Frontier Equity Incentive Plans set forth in Section 4.5(a) of the Frontier Disclosure Letter, and (v) 1,037,550 shares of Frontier Common Stock were available for future grant under the Frontier Equity Incentive Plans set forth in Section 4.5(a) of the Frontier Disclosure Letter. All of the outstanding shares of capital stock of Frontier are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities Laws, and all shares of Frontier Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.5, there is no other outstanding capital stock of Frontier.

(b) Except for the awards granted pursuant to the Frontier Equity Incentive Plans as set forth in Section 4.5(a) of the Frontier Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Frontier or any of the Frontier Subsidiaries is a party or by which any of them is bound obligating Frontier or any of the Frontier Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Frontier or any Frontier Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Frontier Voting Debt or other equity interests. There are no bonds, debentures, notes or other Indebtedness of Frontier or any Frontier Subsidiary issued and outstanding having general voting rights (or convertible into securities having such rights) on matters which Frontier stockholders may vote (“Frontier Voting Debt”).

(c) Except with respect to any awards granted pursuant to the Frontier Equity Incentive Plans as set forth in Section 4.5(a) of the Frontier Disclosure Letter, neither Frontier nor any Frontier Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) rights of any capital stock of Frontier or any of the Frontier Subsidiaries. Neither Frontier nor any Frontier Subsidiary has granted any registration rights on any of its capital stock. No Frontier Common Stock is owned by any Frontier Subsidiary.

(d) Frontier does not have a “poison pill” or similar stockholder rights plan.

(e) All dividends or other distributions on the shares of Frontier Common Stock and any material dividends or other distributions on any securities of any Frontier Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced on or prior to the date hereof and are not yet due and payable).

(f) All of the outstanding shares of capital stock of each of the Frontier Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Frontier Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Frontier Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Frontier Subsidiaries owned by Frontier, directly or indirectly, are owned free and clear of all Liens other than Permitted Liens and free of preemptive rights.

Section 4.6 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act.

(a) Frontier has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by Frontier under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2013 (the forms, documents, statements and reports filed with the SEC since January 1, 2013, including any amendments thereto, the “Historic Frontier SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Historic Frontier SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Historic Frontier SEC Documents is, to the Knowledge of Frontier, the subject of ongoing SEC review and Frontier does not have any outstanding and unresolved comments from the SEC with respect to any Historic Frontier SEC Documents. None of the Historic Frontier SEC Documents is the subject of any confidential treatment request by Frontier.

(b) Frontier has made available to Cowboy complete and correct copies of all written correspondence between the SEC, on the one hand, and Frontier, on the other hand, since January 1, 2013 that is not publicly available on the SEC EDGAR system. At all applicable times, Frontier has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(c) The consolidated audited and unaudited financial statements of Frontier and the Frontier Subsidiaries included, or incorporated by reference, in the Historic Frontier SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Historic Frontier SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Frontier and the Frontier Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to Frontier) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Frontier and the Frontier Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Frontier and the Frontier Subsidiaries for the periods presented therein.

(d) Frontier has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Frontier in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Frontier’s management as appropriate to allow timely decisions regarding required disclosure, and to the Knowledge of Frontier, such disclosure controls and procedures are effective in timely alerting Frontier’s management to material information required to be included in Frontier’s periodic reports required under the Exchange Act (if Frontier were required to file such reports). Frontier and the Frontier Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Frontier has disclosed to Frontier’s auditors and audit committee (and made summaries of such disclosures available to Cowboy) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Frontier’s ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of Frontier, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. There are no internal investigations by Frontier personnel or, to the Knowledge of Frontier, any SEC or other governmental inquiries or investigations to which Frontier or any Frontier Subsidiary is a party pending or, to the Knowledge of Frontier, threatened, in each case regarding any accounting practices of Frontier.

(e) Frontier is not, and none of the Frontier Subsidiaries are, a party to, and neither Frontier nor any of the Frontier Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Frontier and any Frontier Subsidiary, on the one hand, and any unconsolidated Affiliate of Frontier or any Frontier Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Frontier, any Frontier Subsidiary or Frontier’s or Frontier Subsidiary’s audited financial statements or other Historic Frontier SEC Documents.

(f) None of Frontier or any Frontier Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) Frontier and each Frontier Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither Frontier nor any Frontier Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of Business by Frontier) if taken from and after the date of this Agreement and (c) there has not been any Frontier Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Frontier Material Adverse Effect.

Section 4.8 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Frontier dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 and (d) for executory obligations under Contracts entered into by Frontier or any Frontier Subsidiary in the ordinary course of business consistent with past practice (other than any liabilities or obligations resulting from any breach by Frontier or any Frontier Subsidiary of such a Contract), neither Frontier nor any Frontier Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b), (c) or (d) above, has had, or would reasonably be expected to have, a Frontier Material Adverse Effect.

Section 4.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances that are the subject of Section 4.15 and Section 4.16, which are addressed solely in those Sections, Frontier and each Frontier Subsidiary is in possession of all authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances of any Governmental Authority necessary for Frontier and each Frontier Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business, including the making of pawn loans and other consumer loans, substantially as they are being conducted as of the date hereof (the “Frontier Permits”), and all such Frontier Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Frontier Permits, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect. To the Knowledge of Frontier, no event has occurred with respect to any of the Frontier Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Frontier Permits, except where the revocation, termination or material impairment would not reasonably be expected to have a Frontier Material Adverse Effect. To the Knowledge of Frontier, there is not pending or threatened any Action, petition, objection, inquiry, investigation or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Frontier or the Frontier Subsidiaries that would reasonably be expected to impair the validity of any Frontier Permit or result in the revocation of any Frontier Permit, except where the revocation, termination or material impairment would not reasonably be expected to have a Frontier Material Adverse Effect.

(b) Neither Frontier nor any Frontier Subsidiary is, and for the past three (3) years neither Frontier nor any Frontier Subsidiary has been in non-compliance with (i) any Law applicable to Frontier or any Frontier Subsidiary or by which any property or asset of Frontier or any Frontier Subsidiary is bound (except for compliance with Laws addressed in Section 4.11, Section 4.12, Section 4.15, or Section 4.16 which are solely addressed in those Sections), or (ii) any Frontier Permits (except for the Frontier Permits addressed in Section 4.15 or Section 4.16 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes no continuing material cost or obligations on Frontier or any Frontier Subsidiary), except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect.

(c) Frontier and the Frontier Subsidiaries are, and since January 1, 2013 have been, conducting their operations at all times in compliance in all material respects with applicable Anti-Corruption Laws. Since January 1,2013, neither Frontier nor any Frontier Subsidiary, nor, to the Knowledge of Frontier, any director, officer or employee of, or any agent or other Person acting on behalf of, Frontier or any of the Frontier Subsidiaries has (i) unlawfully made, incurred or provided any contribution, payment, benefit, donation, gift, entertainment or other expense relating to political activity; (ii) unlawfully made, or taken an act in furtherance of an offer, promise or authorization of, any direct or indirect payment or benefit to any government official or employee, including any employee or official of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; or (iii) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, donation, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iii) of this Section 4.9(c), in connection with the operation of the businesses of Frontier and the Frontier Subsidiaries. Since January 1, 2013, Frontier and the Frontier Subsidiaries have had an operational and effective Anti-Corruption Law compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of compliance by Frontier and the Frontier Subsidiaries with applicable Anti-Corruption Laws. Since January 1, 2013, neither Frontier nor any Frontier Subsidiary has been investigated, to the Knowledge of Frontier, by any Governmental Authority with respect to, or has been given notice by a Governmental Authority or any other Person of, any actual or alleged violation by Frontier or any of the Frontier Subsidiaries of any Anti-Corruption Laws. To the Knowledge of Frontier, there have been no false or fictitious entries made in the books and records of Frontier or any of the Frontier Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback, donation or other illegal or improper payment, and neither Frontier nor any of the Frontier Subsidiaries have established or maintained a secret or unrecorded fund.

(d) Frontier and the Frontier Subsidiaries are, and since January 1, 2013 have been, conducting their operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all anti-money laundering laws administered or enforced by any Governmental Authority in jurisdictions where Frontier and the Frontier Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). Frontier and the Frontier Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Frontier and the Frontier Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(e) Neither Frontier nor any of the Frontier Subsidiaries, nor, to the Knowledge of Frontier, any director, officer or employee of, or any agent or other person acting on behalf of, Frontier or any of the Frontier Subsidiaries, is currently a Sanctioned Person. For the past five (5) years, Frontier and the Frontier Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was a Sanctioned Person in violation of Law.

Section 4.10 Litigation. Other than as disclosed in Section 4.10 of the Frontier Disclosure Letter, (a) there is no material Action or investigation to which Frontier or any Frontier Subsidiary is a party (either as plaintiff or defendant) pending before any Governmental Authority or, to the Knowledge of Frontier, threatened before any Governmental Authority; (b) none of Frontier and the Frontier Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of Frontier or the Frontier Subsidiaries; and (c) no Order has been issued in any proceeding to which Frontier or any of the Frontier Subsidiaries is or was a party, or, to the Knowledge of Frontier, in any other proceeding, that enjoins or requires Frontier or any of the Frontier Subsidiaries to take action of any kind with respect to its businesses, assets or properties that would reasonably be expected to have a Frontier Material Adverse Effect.

Section 4.11 Taxes.

(a) Except for such failures as would not reasonably be expected to have a Frontier Material Adverse Effect, Frontier and each Frontier Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns, all Mexico federal and state Tax Returns and all other foreign Tax returns, and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Frontier and each Frontier Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions, in accordance with GAAP, on the financial statements included in the Frontier SEC Documents for, all material Taxes required to be paid by them for all taxable periods and portions thereof through the date of such financial statements, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Frontier and each Frontier Subsidiary and true and materially complete copies of all foreign and state Tax Returns with respect to the taxable years including and after the period ended December 31, 2012 have been made available to Cowboy.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Frontier, threatened with regard to any material Taxes or Tax Returns of Frontier or any Frontier Subsidiary, (ii) no material deficiency for Taxes of Frontier or any Frontier Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Frontier, threatened, by any Governmental Authority, which deficiency has not yet been settled or for which there are not adequate reserves on the financial statements included in the Frontier SEC Documents except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect and (iii) Frontier has not, nor has any Frontier Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.

(c) Since January 1, 2012, Frontier and the Frontier Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Tax Liens upon any property or assets, real or personal, tangible or intangible, of Frontier or any Frontier Subsidiary except for Permitted Liens.

(e) After the Closing Date, Frontier shall not, nor shall any Frontier Subsidiary, be bound by any Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Since January 1, 2012, Frontier has not, nor has any Frontier Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and Frontier or any Frontier Subsidiary is not subject to any written ruling of a Governmental Authority.

(g) Neither Frontier nor any Frontier Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Frontier) or (ii) has any liability for the Taxes of any Person (other than any Frontier Subsidiary).

(h) Neither Frontier nor any Frontier Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither Frontier nor any Frontier Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(j) No written power of attorney that has been granted by Frontier or any Frontier Subsidiary (other than to Frontier or a Frontier Subsidiary) currently is in force with respect to any matter relating to Taxes.

(k) Neither Frontier nor any Frontier Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Frontier is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) No Claim has been made in writing, either during the last five (5) years preceding the date of this Agreement or that remains unresolved, by a Governmental Authority or a jurisdiction where Frontier or any Frontier Subsidiary has not filed Tax Returns that Frontier or such Frontier Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Neither Frontier nor any Frontier Subsidiary will be required to include any income or gain or exclude any deduction or loss for any taxable period or portion thereof after the Closing Date as a result of any

(i) change in method of accounting made on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account in the stock of any Frontier Subsidiary as of the Closing Date under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date, (v) installment sale or open transaction disposition consummated on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any similar provision of applicable Law) made on or prior to the Closing Date.

(n) Neither Frontier nor any Frontier Subsidiary is a party to any Contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G or in the disallowance of any deductions pursuant to Code Section 162(m).

(o) Neither Frontier nor any Frontier Subsidiary will recognize any gain or loss as a result of Frontier’s restructuring transactions taken as part of the formation of a new foreign holding company structure, as set forth in Section 4.11(o) of the Frontier Disclosure Letter.

(p) Neither Frontier nor any Frontier Subsidiary has taken any action that would result in the Spin Transaction not qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) or that would result in the Spin Transaction being taxable by reason of Section 355(e) of the Code and related provisions of the Code.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Frontier Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, restricted stock, and stock unit plan, program, arrangement, or policy sponsored, maintained or contributed to by Frontier or any Frontier Subsidiary or under which Frontier or any Frontier Subsidiary has any obligation or liability for the benefit of any current or former director, officer, independent contractor, or employee of Frontier or any Frontier Subsidiary or any spouse, dependent, or beneficiary thereof (collectively, the “Frontier Benefit Plans”). Frontier has made available to Cowboy a true and complete copy of (i) each Frontier Benefit Plan (or, in the case of any unwritten Frontier Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with respect to each Frontier Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) and summary of material modifications thereto for each Frontier Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Frontier Benefit Plan, (v) the most recent IRS determination, opinion, or advisory letter issued with respect to each Frontier Benefit Plan, if applicable, or upon which each Frontier Benefit Plan is entitled to rely, and, (vi) the most recent audited financial statements. To the Knowledge of Frontier, each such Form 5500 and each such summary plan description (or similar document) was as of its date true, complete and correct in all material respects.

(b) The Frontier Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered, in all material respects, in accordance with their terms and such laws, except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect. Each Frontier Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code (“Frontier Qualified Benefit Plan”) that has not been revoked, and, to the Knowledge of Frontier, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Frontier Qualified Benefit Plan.

(c) All contributions required to be made under the terms of any of the Frontier Benefit Plans or in accordance with all applicable Laws, including ERISA and the Code, before the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Historical Frontier SEC Documents.

(d) Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Frontier, threatened Actions with respect to any Frontier Benefit Plan, or inquiry by the IRS or the United States Department of Labor, that could reasonably be expected to result in material liability to Frontier or any Frontier Subsidiary.

(e) Each Frontier Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Frontier Benefit Plan. No Frontier Benefit Plan, agreement, Contract or other arrangement to which Frontier or, to the Knowledge of Frontier, any Frontier Subsidiary is a party or by which any of them is otherwise bound obligates Frontier to compensate or reimburse any Person in respect of taxes pursuant to Section 409A or 4999 of the Code. Neither Frontier nor any Frontier Subsidiary (i) has been required to report to any Governmental Authority any correction made or taxes due as a result of a failure to comply with Section 409A of the Code or (ii) has any indemnity or gross-up obligation for any taxes, interest, or other amounts imposed or accelerated under Section 409A of the Code.

(f) Neither Frontier nor any Frontier Subsidiary provides any medical, disability or life insurance benefits under any Frontier Benefit Plan after termination of employment other than as required under Section 4980B of the Code or similar law.

(g) Neither Frontier nor any Frontier Subsidiary of a Frontier Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Section 4975 of the Code or Section 406 of ERISA) that would subject Frontier or any Frontier Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(h) Frontier has never, and no ERISA Affiliate of Frontier has ever, maintained or been obligated to contribute to (i) an employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or Section 9001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413(c), or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40). Frontier and its ERISA Affiliates have not incurred, and there are no circumstances under which either could reasonably be expected to incur, any liability under Title IV of ERISA or Section 412 of the Code.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration, vesting or enhancement of any compensation or benefits, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(j) With respect to each Frontier Benefit Plan that is not subject to U.S. Law (each, a “Frontier Foreign Benefit Plan”) established primarily for the benefit of employees of Frontier or any Frontier Subsidiary residing outside the United States and except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, (i) each such Frontier Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all requirements for such treatment, (ii) all employer and employee contributions to each Frontier Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (iii) the fair market value of the assets of each funded Frontier Foreign Benefit Plan, the liability of each insurer for any Frontier Foreign Benefit Plan funded through insurance or the book reserve established for any Frontier Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Frontier Foreign Benefit Plan, and no transactions contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. To the Knowledge of Frontier, each Frontier Foreign Benefit Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities.

Section 4.13 Employees and Labor Matters.

(a) Neither Frontier nor any Frontier Subsidiary is a party to or bound by any material labor contract, material collective bargaining contract or material Contract with any works council that pertains to employees of Frontier or any Frontier Subsidiary and, to the Knowledge of Frontier, (i) no labor union, labor organization, works council, or group of employees of Frontier or any Frontier Subsidiary has made a pending demand for recognition or certification, (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for Frontier or any Frontier Subsidiary (the “Frontier Employees”) since January 1, 2013, and (iii) none of the Frontier Employees has engaged in any union organizing activity since January 1, 2013. There are no material labor strikes, disputes, lockouts, slowdowns or stoppages pending or, to the Knowledge of Frontier, threatened against or affecting Frontier or any Frontier Subsidiary. Neither Frontier nor any Frontier Subsidiary is required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Frontier and the Frontier Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(b) There are no pending or, to the Knowledge of Frontier, threatened lawsuits, administrative charges, controversies, grievances or claims by any Frontier Employee, independent contractor, former Frontier Employee, or former independent contractor of Frontier or any Frontier Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority with respect to his or her employment or contractor relationship, compensation, terms of employment, termination of employment, employee benefits (except that arise in the ordinary course of business), or any other employment-related issue, except for such lawsuits, administrative charges, controversies, grievances or claims as would not reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

(c) There are no pending or, to the Knowledge of Frontier, threatened Actions or investigations by any Governmental Authority to which Frontier or any Frontier Subsidiary is a party relating to the employment practices of Frontier or any Frontier Subsidiary, including Actions or investigations relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees or applicants and classification of employees, consultants and independent contractors, except for such Actions or investigations as would not reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, Frontier and each Frontier Subsidiary is, and for the past five (5) years has been, in compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees and applicants, employment practices, classification of employees, consultants and independent contractors, collective bargaining, unemployment insurance, the collection and payment of withholding and/or social security taxes or any similar tax or workers’ compensation, including the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246 and any other executive orders or regulations governing affirmative action and equal employment opportunities, EEO and VETS-100 reporting obligations, the Immigration Reform and Control Act and all similar Laws to the extent such Laws apply to Frontier or any Frontier Subsidiary.

Section 4.14 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, with respect to all (i) issued patents and pending patent applications, (ii) federal, both United States and foreign jurisdictions, trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Frontier or any other Frontier Subsidiary, (A) either Frontier or a Frontier Subsidiary is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Action is pending or, to the Knowledge of Frontier, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, (i) no Intellectual Property owned or used by Frontier or any Frontier Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of Frontier, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Frontier or any Frontier Subsidiary, and (iii) Frontier and the Frontier Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property used to conduct their business as currently conducted. Since January 1, 2013, none of Frontier or the Frontier Subsidiaries has received any written or, to the Knowledge of Frontier, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party. Neither the execution and delivery of this Agreement by Frontier, nor the performance of this Agreement by Frontier, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Frontier or any of the Frontier Subsidiaries in any Intellectual Property except as has not had and would not individually or in the aggregate, reasonably be expected to have a Frontier Material Adverse Effect.

(c) Frontier and the Frontier Subsidiaries have taken commercially reasonable steps to maintain and protect the Intellectual Property that is material to their business (“Frontier Material Intellectual Property”). All Frontier Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in all material respects in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Frontier, adequate for protection. To the Knowledge of Frontier, there has been no unauthorized disclosure of any Frontier Material Intellectual Property. No Person has asserted in writing that it has, and to the Knowledge of Frontier, no such Person has, any material right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Frontier Material Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business).

(d) Frontier and the Frontier Subsidiaries are, and during the past five (5) years have been, in compliance in all material respects with all applicable Privacy Obligations. Frontier and the Frontier Subsidiaries have put in place reasonable and appropriate security measures to protect any Covered Personal Information in its possession from illegal or unauthorized access, use, or disclosure, including a written information security program that includes appropriate controls that have been regularly tested and reviewed. To the Knowledge of Frontier, no person has gained unauthorized access to any Covered Personal Information held by Frontier or any Frontier Subsidiary or otherwise held or processed on their behalf, which has resulted in the misappropriation of such Covered Personal Information. The consummation of the transactions contemplated hereby, including any transfer of Covered Personal Information resulting from such transactions, will not materially violate any Privacy Obligation as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained. Frontier and the Frontier Subsidiaries have not been notified in writing of and, to the Knowledge of Frontier, are not the subject of any Action related to data security or privacy. No Person (including any Governmental Authority) has made any claim or, to the Knowledge of Frontier, commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Frontier or its Subsidiaries (or any of their employees, contractors, or subcontractors).

(e) Section 4.14(e) of the Frontier Disclosure Letter lists all material Security Breaches which have occurred during the past five (5) years and which Frontier has Knowledge of. For each such Security Breach, Frontier or the Frontier Subsidiaries have taken all necessary steps and remedial measures to prevent the reoccurrence of such Security Breach and has complied in all material respects with the notification requirements of applicable Law. Frontier and the Frontier Subsidiaries have taken reasonable steps to prevent the occurrence of any Security Breach and, to the Knowledge of Frontier, no vulnerabilities or weaknesses exist in the facilities, information technology systems, or data security practices or procedures (including those of any Third Party Service Provider) of Frontier and the Frontier Subsidiaries which could reasonably be expected to result in a material Security Breach.

Section 4.15 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, (i) no notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action or investigation is pending or, to the Knowledge of Frontier, is threatened relating to Frontier, any of the Frontier Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance, (ii) Frontier and the Frontier Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits, (iii) Frontier and each Frontier Subsidiary is in possession of all Environmental Permits necessary for Frontier and each Frontier Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, (iv) there have been no releases of Hazardous Substances at any properties that are owned, operated, leased or used by Frontier or any Frontier Subsidiary in connection with the operations of Frontier or any Frontier Subsidiary thereon, or to the Knowledge of Frontier, at properties that were formerly owned, operated, leased or used by Frontier or any Frontier Subsidiary, and (v) there are no liabilities or obligations of Frontier or any of the Frontier Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Frontier, there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.16 Properties.

(a) Frontier or any other Frontier Subsidiary, as the case may be, holds good, valid and marketable title to the Frontier Owned Real Property free and clear of Liens other than Permitted Liens. Section 4.16(a) of the Frontier Disclosure Letter sets forth a true, complete and correct list of all Frontier Owned Real Property.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, Frontier and the Frontier Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which Frontier or such Frontier Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Frontier Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Frontier Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 4.16(b) of the Frontier Disclosure Letter sets forth a true, complete and correct list of all Frontier Leased Real Property.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, (i) each Frontier Real Property Lease is valid and in full force and effect and (ii) none of Frontier or any of the Frontier Subsidiaries, nor, to the Knowledge of Frontier, any other party to a Frontier Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Frontier Real Property Lease, and none of Frontier or any of the Frontier Subsidiaries has received notice that it has breached, violated or defaulted under any Frontier Real Property Lease.

(d) The Frontier Owned Real Property and the Frontier Leased Real Property are referred to collectively herein as the “Frontier Real Property.” The Frontier Real Property constitutes all real property necessary for the conduct of the business of Frontier and the Frontier Subsidiaries, taken as a whole, as currently conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, neither Frontier nor any other Frontier Subsidiary has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and to Frontier’s Knowledge there are no such Actions threatened, affecting any portion of the Frontier Real Property and neither Frontier nor any other Frontier Subsidiary has received written notice of the existence of any Order or of any pending Action relating to the ownership, lease, use, occupancy or operation by any Person of the Frontier Real Property. Neither Frontier nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Frontier Real Property or any material portion thereof. Neither Frontier nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Frontier Real Property or any material portion thereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, each Frontier Real Property and all buildings and improvements located on the Frontier Real Property are in a state of good operating condition, subject to reasonable wear and tear, and all mechanical and utility systems servicing such improvements are in good condition.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Frontier Disclosure Letter sets forth a list of each Contract (other than a Frontier Benefit Plan or a Frontier Real Property Lease) in effect as of the date hereof to which Frontier or any Frontier Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to Frontier’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or is required to be disclosed pursuant to Item 404 of Regulation S-K;

(ii) obligates Frontier or any Frontier Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,500,000 and is not cancelable within ninety (90) days without material penalty to Frontier or any Frontier Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Frontier or any Frontier Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by Frontier or any Frontier Subsidiary or the geographic area in which Frontier or any Frontier Subsidiary may conduct business;

(iv) obligates Frontier or any Frontier Subsidiary to indemnify any past or present directors, officers, or employees of Frontier or any Frontier Subsidiary pursuant to which Frontier or any Frontier Subsidiary is the indemnitor (other than the Frontier Governing Documents or organizational or governing documents of the Frontier Subsidiaries);

(v) constitutes an Indebtedness obligation of Frontier or any Frontier Subsidiary (other than owed to any other Frontier Subsidiary) with an outstanding principal amount as of the date hereof greater than $5,000,000;

(vi) requires Frontier or any Frontier Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii) constitutes a loan to any Person by Frontier or any Frontier Subsidiary (other than a loan to any other Frontier Subsidiary) in an amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by, the Frontier or any Frontier Subsidiary with a third party;

(x) prohibits the pledging of the capital stock of Frontier or any Frontier Subsidiary or prohibits the issuance of guarantees by any Frontier Subsidiary;

(xi) is with a Governmental Authority;

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000;

(xiii) is an employment Contract or consulting Contract that could reasonably be expected to result in annual payments in excess of $500,000;

(xiv) is a collective bargaining agreement or other Contract with any labor organization, union, works council or association;

(xv) is any license, sublicense, option, development or collaboration agreement or other Contract relating to Frontier Material Intellectual Property (excluding Commercial Off-The-Shelf Software, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business), in each case that (A) could result in annual payments, individually, in excess of $2,500,000 or (B) grants to any Person an exclusive license or any exclusive rights to any Frontier Material Intellectual Property;

(xvi) is any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Frontier or any Frontier Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses in an amount in excess of $5,000,000);

(xvii) is any agreement that by its terms limits the payment of dividends or other distributions by Frontier or any Frontier Subsidiary; or

(xviii) is any other agreement which would prohibit or delay beyond the Outside Date the consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Each Contract in any of the categories set forth in Section 4.17(a) to which Frontier or any Frontier Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Frontier Material Contract.”

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, each Frontier Material Contract is legal, valid, binding and enforceable on Frontier and each Frontier Subsidiary that is a party thereto and, to the Knowledge of Frontier, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, Frontier and each Frontier Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Frontier Material Contract and, to the Knowledge of Frontier, each other party thereto has performed all obligations required to be performed by it under such Frontier Material Contract prior to the date hereof. None of Frontier or any Frontier Subsidiary, nor, to the Knowledge of Frontier, any other party thereto, is in breach or violation of, or default under, any Frontier Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Frontier Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect. None of Frontier or any Frontier Subsidiary has received notice of any violation or default under any Frontier Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect. Since December 31, 2015 and as of the date hereof, neither Frontier nor any Frontier Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Frontier Material Contract.

Section 4.18 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, all premiums due and payable under all material insurance policies (including policies providing casualty, liability, and workers compensation coverage) and all material fidelity bonds or other material insurance Contracts providing coverage for Frontier and the Frontier Subsidiaries (the “Frontier Insurance Policies”) have been paid, and Frontier and the Frontier Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Frontier Insurance Policies. No written notice of cancellation or termination has been received by Frontier or any Frontier Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually or in the aggregate, would not reasonably be expected to have a Frontier Material Adverse Effect, each of Frontier and the other Frontier Subsidiaries is, and since January 1, 2013 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

Section 4.19 Related Party Transactions. Except as (i) set forth in Section 4.19 of the Frontier Disclosure Letter or (ii) described in the publicly available Historic Frontier SEC Documents, no agreements, arrangements or understandings between Frontier or any Frontier Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Frontier and Frontier Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.20 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.20 of the Frontier Disclosure Letter) is entitled to any financial advisory fee, broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Frontier or any Frontier Subsidiary.

Section 4.21 Opinion of Financial Advisor. The Frontier Board has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Exchange Ratio is fair, from a financial point of view, to Frontier. Frontier will deliver to Cowboy a complete and correct copy of such written opinion promptly after receipt thereof by the Frontier Board solely for informational purposes.

Section 4.22 Takeover Statutes. Assuming that neither Cowboy nor any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of Frontier, in each case as defined in Section 203 of the DGCL, the Frontier Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. Furthermore, neither Frontier nor Merger Sub nor any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “affiliated shareholder” of Cowboy, in each case as defined in Section 21.601 of the TBOC. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) or any provision contained in the Frontier Charter or Frontier Bylaws are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Frontier Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.23 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the membership interests of Merger Sub are owned by Frontier.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.24 Information Supplied. None of the information relating to Frontier or any Frontier Subsidiary contained or incorporated by reference in the Joint Proxy Statement or the Form S-4 that is provided by Frontier or any Frontier Subsidiary for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement or any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Joint Proxy Statement, including any amendment or supplement thereto, at the time of the mailing thereof, at the time of the Frontier Stockholders Meeting, at the time the Form S-4 is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Frontier with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Frontier is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Frontier, their officers, directors and partners and the Frontier Subsidiaries (or other information supplied by or on behalf of Frontier or any Frontier Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by Cowboy.

Section 4.25 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither Frontier nor any other Person acting on its behalf has made any representation or warranty, expressed or implied, with respect to Frontier or any Frontier Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Frontier or any Frontier Subsidiary. In particular, without limiting the foregoing disclaimer, neither Frontier nor any other Person acting on its behalf makes or has made any representation or warranty to Cowboy or any of its respective Affiliates or Representatives with respect to, except for the representations and warranties made by Frontier in this Article 4, any oral or written information presented to Cowboy or any of its respective Affiliates or Representatives in the course of their due diligence of Frontier, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Frontier acknowledges and agrees that neither Cowboy nor any other Person acting on its behalf has made or is making any representations or warranties relating to Cowboy whatsoever, express or implied, beyond those expressly given by Cowboy in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Cowboy furnished or made available to Frontier or any of their respective Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COWBOY

Except (a) as set forth in the disclosure letter prepared by Cowboy and delivered by Cowboy to Frontier prior to the execution and delivery of this Agreement (the “Cowboy Disclosure Letter”) (it being acknowledged and agreed that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Cowboy Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Cowboy that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have a Cowboy Material Adverse Effect, and (iii) disclosure of any item in any section or subsection of the Cowboy Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Cowboy Disclosure Letter corresponding to such Fundamental Representation; provided further, that nothing in the Cowboy Disclosure Letter is intended to broaden the scope of any representation or warranty of Cowboy made herein) or (b) as disclosed in the Cowboy SEC Documents filed prior to the date hereof (excluding any disclosures of risks contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are similarly non-specific or cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Cowboy SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the

Cowboy SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Cowboy Disclosure Letter, or (ii) the representations and warranties made in Section 5.4 (No Conflict; Required Filings and Consents), Section 5.6(a)-(c) (SEC Documents; Financial Statements; Sarbanes-Oxley Act), Section 5.7(c) (Absence of Certain Changes or Events) and Section 5.8 (No Undisclosed Liabilities), Cowboy hereby represents and warrants to Frontier that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Cowboy is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Cowboy is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect.

(b) Each Cowboy Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Cowboy Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect.

(c) Section 5.1(c) of the Cowboy Disclosure Letter sets forth a true and complete list of the Cowboy Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which Cowboy and the Cowboy Subsidiaries are qualified or licensed to do business, the type of and percentage of interest held, directly or indirectly, by Cowboy (or another Cowboy Subsidiary) in each Cowboy Subsidiary and any interest in any Cowboy Subsidiary held, directly or indirectly, by any Person other than Cowboy or another Cowboy Subsidiary.

(d) Except for the Eagle Stock set forth in Section 5.1(d) of the Cowboy Disclosure Letter and for any other equity interests or investments set forth in Section 5.1(d) of the Cowboy Disclosure Letter, neither Cowboy nor any Cowboy Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Cowboy Subsidiaries and investments in short-term investment securities).

(e) Cowboy has made available to Frontier complete and correct copies of the Cowboy Governing Documents. Cowboy is in compliance with the terms of its Cowboy Governing Documents in all material respects.

Section 5.2 Authority.

(a) Cowboy has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Cowboy Shareholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by Cowboy and the consummation by Cowboy of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Cowboy are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Cowboy Shareholder Approval and the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the TX SOS.

(b) This Agreement has been duly executed and delivered by Cowboy, and assuming due authorization, execution and delivery by Frontier and Merger Sub, constitutes a legally valid and binding obligation of Cowboy enforceable against Cowboy in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Cowboy Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Cowboy and its shareholders, (ii) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted for consideration at the Cowboy Shareholders Meeting and (iv) resolved to recommend the approval of this Agreement by the Cowboy shareholders (such recommendations, the “Cowboy Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 5.3 Approval Required. The Cowboy Shareholder Approval is the only vote of holders of equity securities of Cowboy required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Cowboy does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Cowboy Shareholder Approval, conflict with or violate any provision of (A) the Cowboy Governing Documents or (B) any equivalent organizational or governing documents of any other Cowboy Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Cowboy or any Cowboy Subsidiary or by which any property or asset of Cowboy or any Cowboy Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Cowboy or any Cowboy Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under, or result in the creation of a Lien on any property or asset of Cowboy or any Cowboy Subsidiary pursuant to, any Contract or Cowboy Permit to which Cowboy or any Cowboy Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect.

(b) The execution and delivery of this Agreement by Cowboy does not, and the performance of this Agreement by Cowboy will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NASDAQ or the NYSE, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the TX SOS pursuant to the TBOC, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 5.4(b) of the Cowboy Disclosure Letter, (vi) such filings and approvals as may be required under the HSR Act or other applicable foreign, federal or state antitrust, competition, fair trade or similar applicable Laws, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect.

Section 5.5 Capital Structure.

(a) The authorized capital stock of Cowboy consists of 80,000,000 shares of Cowboy Common Stock. At the close of business on April 26, 2016, (i) 24,014,086 shares of Cowboy Common Stock were issued and outstanding, (ii) 6,221,078 shares of Cowboy Common Stock were held in the treasury of Cowboy, (iii) 1,180,080 shares of Cowboy Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to the Cowboy Equity Incentive Plans set forth in Section 5.5(a) of the Cowboy Disclosure Letter, and (iv) 2,458,043 shares of Cowboy Common Stock were available for future grant under the Cowboy Equity Incentive Plans set forth in Section 5.5(a) of the Cowboy Disclosure Letter. All of the outstanding shares of capital stock of Cowboy are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.5, there is no other outstanding capital stock of Cowboy.

(b) Except for the awards granted pursuant to the Cowboy Equity Incentive Plans as set forth in Section 5.5(a) of the Cowboy Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Cowboy or any of the Cowboy Subsidiaries is a party or by which any of them is bound obligating Cowboy or any of the Cowboy Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Cowboy or any Cowboy Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Cowboy Voting Debt or other equity interests. There are no bonds, debentures, notes or other Indebtedness of Cowboy or any Cowboy Subsidiary issued and outstanding having general voting rights (or convertible into securities having such rights) on matters on which Cowboy shareholders may vote (“Cowboy Voting Debt”).

(c) Except with respect to any awards granted pursuant to the Cowboy Equity Incentive Plans as set forth in Section 5.5(a) of the Cowboy Disclosure Letter, neither Cowboy nor any Cowboy Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) rights of any capital stock of Cowboy or any of the Cowboy Subsidiaries. Neither Cowboy nor any Cowboy Subsidiary has granted any registration rights on any of its capital stock. No Cowboy Common Stock is owned by any Cowboy Subsidiary.

(d) Cowboy does not have a “poison pill” or similar stockholder rights plan.

(e) All dividends or other distributions on the shares of Cowboy Common Stock and any material dividends or other distributions on any securities of any Cowboy Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced on or prior to the date hereof and are not yet due and payable).

(f) All of the outstanding shares of capital stock of each of the Cowboy Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Cowboy Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Cowboy Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Cowboy Subsidiaries owned by Cowboy, directly or indirectly, are owned free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the shares of Eagle Stock owned by Cowboy, directly or indirectly through another Cowboy Subsidiary (all such interests as of the date hereof are listed on Section 5.1(d) of the Cowboy Disclosure Letter), and all other equity interests or investments set forth in Section 5.1(d) of the Cowboy Disclosure Letter are free and clear of all Liens other than Permitted Liens and free of preemptive rights.

Section 5.6 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act.

(a) Cowboy has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by Cowboy under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2013 (the forms, documents, statements and reports filed with the SEC since January 1, 2013 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Historic Cowboy SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Historic Cowboy SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Historic Cowboy SEC Documents is, to the Knowledge of Cowboy, the subject of ongoing SEC review and Cowboy does not have any outstanding and unresolved comments from the SEC with respect to any Historic Cowboy SEC Documents. None of the Historic Cowboy SEC Documents is the subject of any confidential treatment request by Cowboy.

(b) Cowboy has made available to Frontier complete and correct copies of all written correspondence between the SEC, on the one hand, and Cowboy, on the other hand, since January 1, 2013 that is not publicly available on the SEC EDGAR system. At all applicable times, Cowboy has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of Cowboy and the Cowboy Subsidiaries included, or incorporated by reference, in the Historic Cowboy SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Historic Cowboy SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Cowboy and the Cowboy Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to Cowboy) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Cowboy and the Cowboy Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Cowboy and the Cowboy Subsidiaries for the periods presented therein.

(d) Cowboy has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Cowboy in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Cowboy’s management as appropriate to allow timely decisions regarding required disclosure, and to the Knowledge of Cowboy, such disclosure controls and procedures are effective in timely alerting Cowboy’s management to material information required to be included in Cowboy’s periodic reports required under the Exchange Act (if Cowboy were required to file such reports). Cowboy and the Cowboy Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Cowboy has disclosed to Cowboy’s auditors and audit committee (and made summaries of such disclosures available to Frontier) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Cowboy’s ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of Cowboy, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. There are no internal investigations by Cowboy personnel or, to the Knowledge of Cowboy, any SEC other governmental inquiries or investigations to which Cowboy or any Cowboy Subsidiary is a party pending or, to the Knowledge of Cowboy, threatened, in each case regarding any accounting practices of Cowboy.

(e) Cowboy is not, and none of the Cowboy Subsidiaries are, a party to, and neither Cowboy nor any of the Cowboy Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Cowboy and any Cowboy Subsidiary, on the one hand, and any unconsolidated Affiliate of Cowboy or any Cowboy Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Cowboy, any Cowboy Subsidiary or Cowboy’s or Cowboy Subsidiary’s audited financial statements or other Historic Cowboy SEC Documents.

(f) None of Cowboy or any Cowboy Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

Section 5.7 Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) Cowboy and each Cowboy Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither Cowboy nor any Cowboy Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of Business by Cowboy) if taken from and after the date of this Agreement and (c) there has not been any Cowboy Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Cowboy Material Adverse Effect.

Section 5.8 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Cowboy dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 and (d) for executory obligations under Contracts entered into by Cowboy or any Cowboy Subsidiary in the ordinary course of business consistent with past practice (other than any liabilities or obligations resulting from any breach by Cowboy or any Cowboy Subsidiary of such a Contract), neither Cowboy nor any Cowboy Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b), (c) or (d) above, has had, or would reasonably be expected to have, a Cowboy Material Adverse Effect.

Section 5.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances that are the subject of Section 5.15 and Section 5.16, which are addressed solely in those Sections, Cowboy and each Cowboy Subsidiary is in possession of all authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances of any Governmental Authority necessary for Cowboy and each Cowboy Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business, including the making of pawn loans and consumer loans, substantially as they are being conducted as of the date hereof (the “Cowboy Permits”), and all such Cowboy Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Cowboy Permits, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect. To the Knowledge of Cowboy, no event has occurred with respect to any of the Cowboy Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Cowboy Permits, except where the revocation, termination or material impairment would not reasonably be expected to have a Cowboy Material Adverse Effect. To the Knowledge of Cowboy, there is not pending or threatened any Action, petition, objection, inquiry, investigation or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Cowboy or the Cowboy Subsidiaries that would reasonably be expected to impair the validity of any Cowboy Permit or result in the revocation of any Cowboy Permit, except where the revocation or material impairment would not reasonably be expected to have a Cowboy Material Adverse Effect.

(b) Neither Cowboy nor any Cowboy Subsidiary is, and for the past three (3) years neither Cowboy nor any Cowboy Subsidiary has been, in non-compliance with (i) any Law applicable to Cowboy or any Cowboy Subsidiary or by which any property or asset of Cowboy or any Cowboy Subsidiary is bound (except for compliance with Laws addressed in Section 5.11, Section 5.12, Section 5.15, or Section 5.16 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes no continuing material cost or obligations on Cowboy or any Cowboy Subsidiary), or (ii) any Cowboy Permits (except for the Cowboy Permits addressed in Section 5.15 or Section 5.16 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes on continuing material cost or obligations on Cowboy or any Cowboy Subsidiary), except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect.

(c) Cowboy and the Cowboy Subsidiaries are, and since January 1, 2013 have been, conducting their operations at all times in compliance in all material respects with applicable Anti-Corruption Laws. Since January 1,2013, neither Cowboy nor any Cowboy Subsidiary, nor, to the Knowledge of Cowboy, any director, officer or employee of, or any agent or other Person acting on behalf of, Cowboy or any of the Cowboy Subsidiaries has (i) unlawfully made, incurred or provided any contribution, payment, benefit, donation, gift, entertainment or other expense relating to political activity; (ii) unlawfully made, or taken an act in furtherance of an offer, promise or authorization of, any direct or indirect payment or benefit to any government official or employee, including any employee or official of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; or (iii) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, donation, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iii) of this Section 5.9(c), in connection with the operation of the businesses of Cowboy and the Cowboy Subsidiaries. Since January 1, 2013, Cowboy and the Cowboy Subsidiaries have had an operational and effective Anti-Corruption Law compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of compliance by Cowboy and the Cowboy Subsidiaries with applicable Anti-Corruption Laws. Since January 1, 2013, neither Cowboy nor any Cowboy Subsidiary has been investigated, to the Knowledge of Cowboy, by any Governmental Authority with respect to, or has been given notice by a Governmental Authority or any other Person of, any actual or alleged violation by Cowboy or any of the Cowboy Subsidiaries of any Anti-Corruption Laws. To the Knowledge of Cowboy, there have been no false or fictitious entries made in the books and records of Cowboy or any of the Cowboy Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback, donation or other illegal or improper payment, and neither Cowboy nor any of the Cowboy Subsidiaries have established or maintained a secret or unrecorded fund.

(d) Cowboy and the Cowboy Subsidiaries are, and since January 1, 2013 have been, conducting their operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws. Cowboy and the Cowboy Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Cowboy and the Cowboy Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(e) Neither Cowboy nor any of the Cowboy Subsidiaries, nor, to the Knowledge of Cowboy, any director, officer or employee of, or any agent or other person acting on behalf of, Cowboy or any of the Cowboy Subsidiaries, is currently a Sanctioned Person. For the past five (5) years, Cowboy and the Cowboy Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was a Sanctioned Person in violation of Law.

Section 5.10 Litigation. Other than as disclosed in Section 5.10 of the Cowboy Disclosure Letter, (a) there is no material Action or investigation to which Cowboy or any Cowboy Subsidiary is a party (either as plaintiff or defendant) pending before any Governmental Authority or, to the Knowledge of Cowboy, threatened; (b) none of Cowboy and the Cowboy Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of Cowboy or the Cowboy Subsidiaries; and (c) no Order has been issued in any proceeding to which Cowboy or any of the Cowboy Subsidiaries is or was a party, or, to the Knowledge of Cowboy, in any other proceeding, that enjoins or requires Cowboy or any of the Cowboy Subsidiaries to take action of any kind with respect to its businesses, assets or properties that would reasonably be expected to have a Cowboy Material Adverse Effect.

Section 5.11 Taxes.

(a) Except for such failures as would not reasonably be expected to have a Cowboy Material Adverse Effect, Cowboy and each Cowboy Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Cowboy and each Cowboy Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions, in accordance with GAAP, on the financial statements included in the Cowboy SEC Documents for, all material Taxes required to be paid by them for all taxable periods and portions thereof through the date of such financial statements, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Cowboy and each Cowboy Subsidiary and true and materially complete copies of all foreign and state Tax Returns with respect to the taxable years including and after the period ended December 31, 2012 have been made available to Frontier.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Cowboy, threatened with regard to any material Taxes or Tax Returns of Cowboy or any

Cowboy Subsidiary, (ii) no material deficiency for Taxes of Cowboy or any Cowboy Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Cowboy, threatened, by any Governmental Authority, which deficiency has not yet been settled or for which there are not adequate reserves on the financial statements included in the Cowboy SEC Documents except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect and (iii) Cowboy has not, nor has any Cowboy Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.

(c) Since January 1, 2012, Cowboy and the Cowboy Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Tax Liens upon any property or assets, real or personal, tangible or intangible, of Cowboy or any Cowboy Subsidiary except for Permitted Liens.

(e) After the Closing Date, Cowboy shall not, nor shall any Cowboy Subsidiary, be bound by any Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Since January 1, 2012, Cowboy has not, nor has any Cowboy Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and Cowboy or any Cowboy Subsidiary is not subject to any written ruling of a Governmental Authority.

(g) Neither Cowboy nor any Cowboy Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax (other than a group the common parent of which was Cowboy) or (ii) has any liability for the Taxes of any Person (other than any Cowboy Subsidiary).

(h) Neither Cowboy nor any Cowboy Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Except for the Spin Transaction, neither Cowboy nor any Cowboy Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(j) No written power of attorney that has been granted by Cowboy or any Cowboy Subsidiary (other than to Cowboy or a Cowboy Subsidiary) currently is in force with respect to any matter relating to Taxes.

(k) Neither Cowboy nor any Cowboy Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Cowboy is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) No Claim has been made in writing, either during the last five (5) years preceding the date of this Agreement or that remains unresolved, by a Governmental Authority or a jurisdiction where Cowboy or any

Cowboy Subsidiary has not filed Tax Returns that Cowboy or such Cowboy Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Neither Cowboy nor any Cowboy Subsidiary will be required to include any income or gain or exclude any deduction or loss for any taxable period or portion thereof after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account in the stock of any Cowboy Subsidiary as of the Closing Date under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date, (v) installment sale or open transaction disposition consummated on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any similar provision of applicable Law) made on or prior to the Closing Date.

(n) Neither Cowboy nor any Cowboy Subsidiary is a party to any Contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G or in the disallowance of any deductions pursuant to Code Section 162(m).

(o) The Spin Transaction qualifies as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and is not taxable by reason of Section 355(e) of the Code and related provisions of the Code, and neither Cowboy nor an Cowboy Subsidiary has taken any action that would result in the Spin Transaction not qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) or that would result in the Spin Transaction being taxable by reason of Section 355(e) of the Code and related provisions of the Code.

Section 5.12 Benefit Plans.

(a) Section 5.12(a) of the Cowboy Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, restricted stock, and stock unit plan, program, arrangement, or policy sponsored, maintained or contributed to by Cowboy or any Cowboy Subsidiary or under which Cowboy or any Cowboy Subsidiary has any obligation or liability for the benefit of any current or former director, officer, independent contractor, or employee of Cowboy or any Cowboy Subsidiary or any spouse, dependent, or beneficiary thereof (collectively, the “Cowboy Benefit Plans”). None of the Cowboy Benefit Plans are established primarily for the benefit of employees of Cowboy or any Cowboy Subsidiary residing outside the United States. Cowboy has made available to Frontier a true and complete copy of (i) each Cowboy Benefit Plan (or, in the case of any unwritten Cowboy Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with respect to each Cowboy Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) and summary of material modifications thereto for each Cowboy Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Cowboy Benefit Plan, (v) the most recent IRS determination, opinion, or advisory letter issued with respect to each Cowboy Benefit Plan, if applicable, or upon which each Cowboy Benefit Plan is entitled to rely, and, (vi) the most recent audited financial statements. To the Knowledge of Cowboy, each such Form 5500 and each such summary plan description (or similar document) was as of its date true, complete and correct in all material respects.

(b) The Cowboy Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered, in all material respects, in accordance with their terms and such laws, except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect. Each Cowboy Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code (“Cowboy Qualified Benefit Plan”) that has not been revoked, and, to the Knowledge of Cowboy, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Cowboy Qualified Benefit Plan.

(c) All contributions required to be made under the terms of any of the Cowboy Benefit Plans or in accordance with all applicable Laws, including ERISA and the Code, before the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Historical Cowboy SEC Documents.

(d) Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Cowboy, threatened Actions with respect to any Cowboy Benefit Plan, or inquiry by the IRS or the United States Department of Labor, that could reasonably be expected to result in material liability to Cowboy or any Cowboy Subsidiary.

(e) Each Cowboy Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Cowboy Benefit Plan. No Cowboy Benefit Plan, agreement, Contract or other arrangement to which Cowboy or, to the Knowledge of Cowboy, any Cowboy Subsidiary is a party or by which any of them is otherwise bound obligates Cowboy to compensate or reimburse any Person in respect of taxes pursuant to Section 409A or 4999 of the Code. Neither Cowboy nor any Cowboy Subsidiary (i) has been required to report to any Governmental Authority any correction made or taxes due as a result of a failure to comply with Section 409A of the Code or (ii) has any indemnity or gross-up obligation for any taxes, interest, or other amounts imposed or accelerated under Section 409A of the Code.

(f) Neither Cowboy nor any Cowboy Subsidiary provides any medical, disability or life insurance benefits under any Cowboy Benefit Plan after termination of employment other than as required under Section 4980B of the Code or similar law.

(g) Neither Cowboy nor any Cowboy Subsidiary of a Cowboy Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Section 4975 of the Code or Section 406 of ERISA) that would subject Cowboy or any Cowboy Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(h) Cowboy has never, and no ERISA Affiliate of Cowboy has ever, maintained or been obligated to contribute to (i) an employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or Section 9001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413(c), or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40). Cowboy and its ERISA Affiliates have not incurred, and there are no circumstances under which either could reasonably be expected to incur, any liability under Title IV of ERISA or Section 412 of the Code.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration, vesting or enhancement of any compensation or benefits, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 5.13 Employees and Labor Matters.

(a) Neither Cowboy nor any Cowboy Subsidiary is a party to or bound by any material labor contract, material collective bargaining contract or material Contract with any works council that pertains to employees of Cowboy or any Cowboy Subsidiary and, to the Knowledge of Cowboy, (i) no labor union, labor organization, works council, or group of employees of Cowboy or any Cowboy Subsidiary has made a pending demand for recognition or certification, (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for Cowboy or any Cowboy Subsidiary (the “Cowboy Employees”) since January 1, 2013, and (iii) none of the Cowboy Employees has engaged in any union organizing activity since January 1, 2013. There are no material labor strikes, disputes, lockouts, slowdowns or stoppages pending or, to the Knowledge of Cowboy, threatened against or affecting Cowboy or any Cowboy Subsidiary. Neither Cowboy nor any Cowboy Subsidiary is required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Cowboy and the Cowboy Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(b) There are no pending or, to the Knowledge of Cowboy, threatened lawsuits, administrative charges, controversies, grievances or claims by any Cowboy Employee, independent contractor, former Cowboy Employee, or former independent contractor of Cowboy or any Cowboy Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority with respect to his or her employment or contractor relationship, compensation, terms of employment, termination of employment, employee benefits (except that arise in the ordinary course of business), or any other employment-related issue, except for such lawsuits, administrative charges, controversies, grievances or claims as would not reasonably be expected to have, individually or in the aggregate, a Cowboy Material Adverse Effect.

(c) There are no pending or, to the Knowledge of Cowboy, threatened Actions or investigations by any Governmental Authority to which Cowboy or any Cowboy Subsidiary is a party relating to the employment practices of Cowboy or any Cowboy Subsidiary, including Actions or investigations relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees or applicants and classification of employees, consultants and independent contractors, except for such Actions or investigations as would not reasonably be expected to have, individually or in the aggregate, a Cowboy Material Adverse Effect.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, Cowboy and each Cowboy Subsidiary is, and for the past five (5) years has been, in compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees and applicants, employment practices, classification of employees, consultants and independent contractors, collective bargaining, unemployment insurance, the collection and payment of withholding and/or social security taxes or any similar tax or workers’ compensation, including the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, Executive Order

11246 and any other executive orders or regulations governing affirmative action and equal employment opportunities, EEO and VETS-100 reporting obligations, the Immigration Reform and Control Act and all similar Laws to the extent such Laws apply to Cowboy or any Cowboy Subsidiary.

Section 5.14 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, with respect to all (i) issued patents and pending patent applications, (ii) federal, both United States and foreign jurisdictions, trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Cowboy or any other Cowboy Subsidiary, (A) either Cowboy or a Cowboy Subsidiary is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Action is pending or, to the Knowledge of Cowboy, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, (i) no Intellectual Property owned or used by Cowboy or any Cowboy Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of Cowboy, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Cowboy or any Cowboy Subsidiary, and (iii) Cowboy and the Cowboy Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property used to conduct their business as currently conducted. Since January 1, 2013, none of Cowboy or the Cowboy Subsidiaries has received any written or, to the Knowledge of Cowboy, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party. Neither the execution and delivery of this Agreement by Cowboy, nor the performance of this Agreement by Cowboy, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Cowboy or any of the Cowboy Subsidiaries in any Intellectual Property except as has not had and would not individually or in the aggregate, reasonably be expected to have a Cowboy Material Adverse Effect.

(c) Cowboy and the Cowboy Subsidiaries have taken commercially reasonable steps to maintain and protect the Intellectual Property that is material to their business (“Cowboy Material Intellectual Property”). All Cowboy Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in all material respects in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Cowboy, adequate for protection. To the Knowledge of Cowboy, there has been no unauthorized disclosure of any Cowboy Material Intellectual Property. No Person has asserted in writing that it has, and to the Knowledge of Cowboy, no such Person has, any material right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Cowboy Material Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business).

(d) Cowboy and the Cowboy Subsidiaries are, and during the past five (5) years have been, in compliance in all material respects with all applicable Privacy Obligations. Cowboy and the Cowboy Subsidiaries have put in place reasonable and appropriate security measures to protect any Covered Personal Information in its possession from illegal or unauthorized access, use, or disclosure, including a written information security program that includes appropriate controls that have been regularly tested and reviewed. To the Knowledge of Cowboy, no person has gained unauthorized access to any Covered Personal Information held by Cowboy or any Cowboy Subsidiary or otherwise held or processed on their behalf, which has resulted in the misappropriation of such Covered Personal Information. The consummation of the transactions contemplated hereby, including any transfer of Covered Personal Information resulting from such transactions, will not materially violate any Privacy Obligation as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained. Cowboy and the Cowboy Subsidiaries have not been notified in writing of and, to the Knowledge of Cowboy, are not the subject of any Action related to data security or privacy. No Person (including any Governmental Authority) has made any claim or, to the Knowledge of Cowboy, commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Cowboy or its Subsidiaries (or any of their employees, contractors, or subcontractors).

(e) Section 5.14(e) of the Cowboy Disclosure Letter lists all material Security Breaches which have occurred during the past five (5) years and which Cowboy has Knowledge of. For each such Security Breach, Cowboy or the Cowboy Subsidiaries have taken all necessary steps and remedial measures to prevent the reoccurrence of such Security Breach and has complied in all material respects with the notification requirements of applicable Law. Cowboy and the Cowboy Subsidiaries have taken reasonable steps to prevent the occurrence of any Security Breach and, to the Knowledge of Cowboy, no vulnerabilities or weaknesses exist in the facilities, information technology systems, or data security practices or procedures (including those of any Third Party Service Provider) of Cowboy and the Cowboy Subsidiaries which could reasonably be expected to result in a material Security Breach.

Section 5.15 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, (i) no notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action or investigation is pending or, to the Knowledge of Cowboy, is threatened relating to Cowboy, any of the Cowboy Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance, (ii) Cowboy and the Cowboy Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits, (iii) Cowboy and each Cowboy Subsidiary is in possession of all Environmental Permits necessary for Cowboy and each Cowboy Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, (iv) there have been no releases of Hazardous Substances at any properties that are owned, operated, leased or used by Cowboy or any Cowboy Subsidiary in connection with the operations of Cowboy or any Cowboy Subsidiary thereon, or to the Knowledge of Cowboy, at properties that were formerly owned, operated, leased or used by Cowboy or any Cowboy Subsidiary, and (v) there are no liabilities or obligations of Cowboy or any of the Cowboy Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Cowboy, there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.16 Properties.

(a) Cowboy or any other Cowboy Subsidiary, as the case may be, holds good, valid and marketable title to the Cowboy Owned Real Property free and clear of Liens other than Permitted Liens. Section 5.16(a) of the Cowboy Disclosure Letter sets forth a true, complete and correct list of all Cowboy Owned Real Property.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, Cowboy and the Cowboy Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which Cowboy or such Cowboy Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Cowboy Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Cowboy Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 5.16(b) of the Cowboy Disclosure Letter sets forth a true, complete and correct list of all Cowboy Leased Real Property.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, (i) each Cowboy Real Property Lease is valid and in full force and effect and (ii) none of Cowboy or any of the Cowboy Subsidiaries, nor, to the Knowledge of Cowboy, any other party to a Cowboy Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Cowboy Real Property Lease, and none of Cowboy or any of the Cowboy Subsidiaries has received notice that it has breached, violated or defaulted under any Cowboy Real Property Lease.

(d) The Cowboy Owned Real Property and the Cowboy Leased Real Property are referred to collectively herein as the “Cowboy Real Property.” The Cowboy Real Property constitutes all real property necessary for the conduct of the business of Cowboy and the Cowboy Subsidiaries, taken as a whole, as currently conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, neither Cowboy nor any other Cowboy Subsidiary has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and to Cowboy’s Knowledge there are no such Actions threatened, affecting any portion of the Cowboy Real Property and neither Cowboy nor any other Cowboy Subsidiary has received written notice of the existence of any Order or of any pending Action relating to the ownership, lease, use, occupancy or operation by any Person of the Cowboy Real Property. Neither Cowboy nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Cowboy Real Property or any material portion thereof. Neither Cowboy nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Cowboy Real Property or any material portion thereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, each Cowboy Real Property and all buildings and improvements located on the Cowboy Real Property are in a state of good operating condition, subject to reasonable wear and tear, and all mechanical and utility systems servicing such improvements are in good condition.

Section 5.17 Material Contracts.

(a) Section 5.17(a) of the Cowboy Disclosure Letter sets forth a list of each Contract (other than a Cowboy Benefit Plan or a Cowboy Real Property Lease) in effect as of the date hereof to which Cowboy or any Cowboy Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to Cowboy’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or is required to be disclosed pursuant to Item 404 of Regulation S-K;

(ii) obligates Cowboy or any Cowboy Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,500,000 and is not cancelable within ninety (90) days without material penalty to Cowboy or any Cowboy Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Cowboy or any Cowboy Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by Cowboy or any Cowboy Subsidiary or the geographic area in which Cowboy or any Cowboy Subsidiary may conduct business;

(iv) obligates Cowboy or any Cowboy Subsidiary to indemnify any past or present directors, officers, or employees of Cowboy or any Cowboy Subsidiary pursuant to which Cowboy or any Cowboy Subsidiary is the indemnitor (other than the Cowboy Governing Documents or organizational or governing documents of the Cowboy Subsidiaries);

(v) constitutes an Indebtedness obligation of Cowboy or any Cowboy Subsidiary (other than owed to any other Cowboy Subsidiary) with an outstanding principal amount as of the date hereof greater than $5,000,000;

(vi) requires Cowboy or any Cowboy Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii) constitutes a loan to any Person (other than a loan to any other Cowboy Subsidiary) by Cowboy or any Cowboy Subsidiary in an amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by, Cowboy or any Cowboy Subsidiary with a third party;

(x) prohibits the pledging of the capital stock of Cowboy or any Cowboy Subsidiary or prohibits the issuance of guarantees by any Cowboy Subsidiary;

(xi) is with a Governmental Authority;

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000;

(xiii) is an employment Contract or consulting Contract that could reasonably be expected to result in annual payments in excess of $500,000;

(xiv) is a collective bargaining agreement or other Contract with any labor organization, union, works council or association;

(xv) is any license, sublicense, option, development or collaboration agreement or other Contract relating to Cowboy Material Intellectual Property (excluding Commercial Off-The-Shelf Software, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business), in each case that (A) could result in annual payments, individually, in excess of $2,500,000 or (B) grants an exclusive license or any exclusive rights to any Cowboy Material Intellectual Property;

(xvi) is any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Cowboy or any Cowboy Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses in an amount in excess of $5,000,000);

(xvii) is any agreement that by its terms limits the payment of dividends or other distributions by Cowboy or any Cowboy Subsidiary; or

(xviii) is any other agreement which would prohibit or delay beyond the Outside Date the consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Each Contract in any of the categories set forth in Section 5.17(a) to which Cowboy or any Cowboy Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Cowboy Material Contract.”

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, each Cowboy Material Contract is legal, valid, binding and enforceable on Cowboy and each Cowboy Subsidiary that is a party thereto and, to the Knowledge of Cowboy, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, Cowboy and each Cowboy Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Cowboy Material Contract and, to the Knowledge of Cowboy, each other party thereto has performed all obligations required to be performed by it under such Cowboy Material Contract prior to the date hereof. None of Cowboy or any Cowboy Subsidiary, nor, to the Knowledge of Cowboy, any other party thereto, is in breach or violation of, or default under, any Cowboy Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Cowboy Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect. None of Cowboy or any Cowboy Subsidiary has received notice of any violation or default under any Cowboy Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect. Since December 31, 2015 and as of the date hereof, neither Cowboy nor any Cowboy Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Cowboy Material Contract.

Section 5.18 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, all premiums due and payable under all material insurance policies (including policies providing casualty, liability, and workers compensation coverage) and all material fidelity bonds or other material insurance Contracts providing coverage for Cowboy and the Cowboy Subsidiaries (the “Cowboy Insurance Policies”) have been paid, and Cowboy and the Cowboy Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Cowboy Insurance Policies. No written notice of cancellation or termination has been received by Cowboy or any Cowboy Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually or in the aggregate, would not reasonably be expected to have a Cowboy Material Adverse Effect, each of Cowboy and the other Cowboy Subsidiaries is, and since January 1, 2013 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

Section 5.19 Related Party Transactions. Except as (i) set forth in Section 5.19 of the Cowboy Disclosure Letter or (ii) described in the publicly available Historic Cowboy SEC Documents, no agreements, arrangements or understandings between Cowboy or any Cowboy Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Cowboy and Cowboy Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.20 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.20 of the Cowboy Disclosure Letter) is entitled to any financial advisory fee, broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cowboy or any Cowboy Subsidiary.

Section 5.21 Opinion of Financial Advisor. The Cowboy Board has received the opinion of Jefferies LLC to the effect that, as of such date and based on and subject to the assumptions and limitations set forth in its written opinion, the Merger Consideration to be paid by Frontier to the holders of Cowboy Common Stock in the Merger is fair, from a financial point of view, to the holders of Cowboy Common Stock. Cowboy will deliver to Frontier a complete and correct copy of such written opinion promptly after receipt thereof by the Cowboy Board solely for informational purposes.

Section 5.22 Takeover Statutes. Assuming that neither Frontier nor Merger Sub nor any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “affiliated shareholder” of Cowboy, in each case as defined in Section 21.601 of the TBOC, the Cowboy Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 21.604 of the TBOC) as set forth in Section 21.606 of the TBOC inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. Furthermore, neither Cowboy nor any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of Frontier, in each case as defined in Section 203 of the DGCL. No other Takeover Statutes or any provision of the Cowboy Charter or Cowboy Bylaws relating to takeovers are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Cowboy Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.23 Information Supplied. None of the information relating to Cowboy or any Cowboy Subsidiary contained or incorporated by reference in the Joint Proxy Statement or the Form S-4 that is provided by Cowboy or any Cowboy Subsidiary for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement or any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Joint Proxy Statement, including any amendment or supplement thereto, at the time of the mailing thereof, at the time of the Cowboy Stockholders Meeting, at the time the Form S-4 is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Cowboy with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Cowboy is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Cowboy, their officers, directors and partners and the Cowboy Subsidiaries (or other information supplied by or on behalf of Cowboy or any Cowboy Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by Frontier or Merger Sub.

Section 5.24 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, neither Cowboy nor any other Person acting on its behalf has made any representation or warranty, expressed or implied, with respect to Cowboy or any Cowboy Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Cowboy or any Cowboy Subsidiary. In particular, without limiting the foregoing disclaimer, neither Cowboy nor any other Person acting on its behalf makes or has made any representation or warranty to Frontier or any of its respective Affiliates or Representatives with respect to, except for the representations and warranties made by Cowboy in this Article 5, any oral or written information presented to Frontier or any of its respective Affiliates or Representatives in the course of their due diligence of Cowboy, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Cowboy acknowledges and agrees that neither Frontier nor any other Person acting on its behalf has made or is making any representations or warranties relating to Frontier whatsoever, express or implied, beyond those expressly given by Frontier in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Frontier furnished or made available to Cowboy or any of their respective Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by Frontier.

(a) Frontier covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Cowboy (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the Frontier Disclosure Letter, Frontier shall, and shall cause each of the Frontier Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties.

(b) Without limiting the foregoing, Frontier covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Cowboy (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the Frontier Disclosure Letter, Frontier shall not, and shall not cause or permit any Frontier Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Frontier Governing Documents or (B) such equivalent organizational or governing documents of any Frontier Subsidiary material to Frontier and the Frontier Subsidiaries;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Frontier or any Frontier Subsidiary (other than any Wholly Owned Frontier Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Frontier or any Frontier Subsidiary or other equity securities or ownership interests in Frontier or any Frontier Subsidiary, except for (A) the declaration and payment by Frontier of regular quarterly cash dividends in accordance with past practice not to exceed $0.125 per share per quarter, (B) the declaration and payment of dividends or other distributions to Frontier by any directly or indirectly Wholly Owned Frontier Subsidiary, and (C) distributions by any Frontier Subsidiary that is not wholly owned, directly or indirectly, by Frontier, in accordance with the requirements of the organizational documents of such Frontier Subsidiary;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Frontier or a Frontier Subsidiary (other than the acceptance of shares of Frontier Common Stock as payment for withholding taxes incurred in connection with the vesting or settlement of equity awards granted pursuant to the Frontier Equity Incentive Plans);

(v) except for transactions among Frontier and one or more Wholly Owned Frontier Subsidiaries or among one or more Wholly Owned Frontier Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of Frontier or any of the Frontier Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Frontier or any of the Frontier Subsidiaries’ capital stock or other equity interests, other than (A) the issuance of Frontier Common Stock upon the exercise or vesting, as applicable, of stock options or nonvested common stock awards outstanding as of the date hereof in accordance with their terms or (B) the issuance of stock options or nonvested common stock awards pursuant to the Frontier Equity Incentive Plans in the ordinary course of business consistent with past practice and subject to the limitations set forth in Section 6.1(b)(v) of the Frontier Disclosure Letter;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000, except in the ordinary course of business consistent with past practice;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Frontier or any of the Frontier Subsidiaries, except (A) funding any transactions permitted by this Section 6.1(b), (B) Indebtedness that does not, in the aggregate, exceed $1,000,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Frontier compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by Frontier or a Wholly Owned Frontier Subsidiary to Frontier or a Wholly Owned Frontier Subsidiary;

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Frontier Material Contract (or any Contract that, if existing as of the date hereof, would be a Frontier Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Frontier Material Contract that occurs automatically without any action (other than notice of renewal) by Frontier or any Frontier Subsidiary, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in the ordinary course of business consistent with past practice;

(xi) make any payment, direct or indirect, of any material liability of Frontier or any Frontier Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any claim or Action against Frontier or any Frontier Subsidiary, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Frontier included in the Frontier SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Frontier or any Frontier Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Frontier or any of the Frontier Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of Frontier Common Stock, are made in accordance with Section 7.6(c);

(xiii) (A) hire or terminate any officer or director of Frontier or any Frontier Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Frontier’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Frontier Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course of business consistent with past practice or as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(xix) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code;

(xx) make or commit to make any recurring capital expenditures that are in excess of $1,000,000 per quarter in the aggregate, except as specified in Frontier’s 2016 capital expenditure budget, a true, correct and complete copy of which has been made available to Cowboy;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to Frontier or to prevent or impair the ability of Frontier or Merger Sub to consummate the Merger;

(xxii) take any action that would, or fail to take any action, the failure of which would reasonably be expected to, prevent or impede the Spin Transaction from (A) qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) or (B) not being taxable by reason of Section 355(e) of the Code and related provisions of the Code;

(xxiii) make any payment, distribution or transfer of assets to its Affiliates (other than Frontier and any Frontier Subsidiary) except in such amount and as expressly contemplated by this Agreement; or

(xxiv) authorize, or enter into any Contract to do any of the foregoing.

Section 6.2 Conduct of Business by Cowboy.

(a) Cowboy covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Frontier (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Cowboy Disclosure Letter, Cowboy shall, and shall cause each of the Cowboy Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties.

(b) Without limiting the foregoing, Cowboy covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Frontier (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Cowboy Disclosure Letter, Cowboy shall not, and shall not cause or permit any Cowboy Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Cowboy Governing Documents or (B) such equivalent organizational or governing documents of any Cowboy Subsidiary material to Cowboy and the Cowboy Subsidiaries;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Cowboy or any Cowboy Subsidiary (other than any Wholly Owned Cowboy Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Cowboy or any Cowboy Subsidiary or other equity securities or ownership interests in Cowboy or any Cowboy Subsidiary, except for (A) the declaration and payment by Cowboy of regular quarterly cash dividends in accordance with past practice not to exceed $0.080 per share per quarter, (B) the declaration and payment of dividends or other distributions to Cowboy by any directly or indirectly Wholly Owned Cowboy Subsidiary, and (C) distributions by any Cowboy Subsidiary that is not wholly owned, directly or indirectly, by Cowboy, in accordance with the requirements of the organizational documents of such Cowboy Subsidiary;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Cowboy or a Cowboy Subsidiary (other than the acceptance of shares of Cowboy Common Stock as payment for withholding taxes incurred in connection with the vesting or settlement of Cowboy RSUs);

(v) except for transactions among Cowboy and one or more Wholly Owned Cowboy Subsidiaries or among one or more Wholly Owned Cowboy Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of Cowboy or any of the Cowboy Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Cowboy or any of the Cowboy Subsidiaries’ capital stock or other equity interests, other than (A) the issuance of Cowboy Common Stock upon the vesting of Cowboy RSUs outstanding as of the date hereof in accordance with their terms or (B) the issuance of nonvested common stock awards pursuant to the Cowboy Equity Incentive Plans in the ordinary course of business consistent with past practice and subject to the limitations set forth in Section 6.2(b)(v) of the Cowboy Disclosure Letter;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000, except (A) in the ordinary course of business consistent with past practice or (B) sales and dispositions of shares of Eagle Common Stock (including dispositions of Eagle Common Stock from time to time upon vesting under Cowboy Equity Incentive Plans and Cowboy RSUs);

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Cowboy or any of the Cowboy Subsidiaries, except (A) funding any transactions permitted by this Section 6.2(b), (B) Indebtedness that does not, in the aggregate, exceed $1,000,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Cowboy compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by Cowboy or a Wholly Owned Cowboy Subsidiary to Cowboy or a Wholly Owned Cowboy Subsidiary;

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Cowboy Material Contract (or any Contract that, if existing as of the date hereof, would be a Cowboy Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Cowboy Material Contract that occurs automatically without any action (other than notice of renewal) by Cowboy or any Cowboy Subsidiary, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in the ordinary course of business consistent with past practice;

(xi) make any payment, direct or indirect, of any material liability of Cowboy or any Cowboy Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any claim or Action against Cowboy or any Cowboy Subsidiary, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Cowboy included in the Cowboy SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Cowboy or any Cowboy Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Cowboy or any of the Cowboy Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of Cowboy Common Stock, are made in accordance with Section 7.6(c);

(xiii) (A) hire or terminate any officer or director of Cowboy or any Cowboy Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Cowboy’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Cowboy Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course of business consistent with past practice or as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(xix) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code;

(xx) make or commit to make any recurring capital expenditures that are in excess of $1,000,000 per quarter in the aggregate, except as specified in Cowboy’s 2016 capital expenditure budget, a true, correct and complete copy of which has been made available to Frontier;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to Cowboy or to prevent or impair the ability of Cowboy or Merger Sub to consummate the Merger;

(xxii) make any payment, distribution or transfer of assets to its Affiliates (other than Cowboy and any Cowboy Subsidiary) except in such amount and as expressly contemplated by this Agreement;

(xxiii) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent or impede the Spin Transaction from (A) qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) or (B) not being taxable by reason of Section 355(e) of the Code and related provisions of the Code;

(xxiv) enter into any amendment or termination of the Tax Matters Agreement; or

(xxv) authorize, or enter into any Contract to do any of the foregoing.

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) Cowboy, directly or indirectly, the right to control or direct Frontier or any Frontier Subsidiary’s operations prior to the Effective Time, or (ii) Frontier, directly or indirectly, the right to control or direct Cowboy or any Cowboy Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) Frontier shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Frontier Subsidiaries’ respective operations and (ii) Cowboy shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Cowboy Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the Joint Proxy Statements; Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Frontier and Cowboy shall prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form with respect to the Frontier Stockholders Meeting and the Cowboy Shareholders Meeting and (ii) Frontier and Cowboy shall prepare, and Frontier shall cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Joint Proxy Statement, to register under the Securities Act the shares of Frontier Common Stock to be issued in the Merger. Each of Frontier and Cowboy shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the Frontier Common Stock to be issued in the Merger, unless this Agreement is terminated pursuant to Article 9. Each of Frontier and Cowboy shall furnish all information concerning itself, its Affiliates and the holders of its capital stock as may be reasonably requested by the other Party and provide such other Party assistance as may be reasonably requested by the other Party in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. For the avoidance of doubt, no filing of, or amendment or supplement to, the Form S-4 will be made by Frontier, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Frontier or Cowboy, in each case without providing the other Party with a reasonable opportunity to review and comment thereon. Each Party shall promptly notify the other Party of any comments it receives from the SEC or any request it receives from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of Frontier and Cowboy shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each Party shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable changes provided by the other Party. Each of Frontier and Cowboy shall notify the other Party, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the shares of Frontier Common Stock to be issued in the Merger, and Frontier and Cowboy shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Frontier and Cowboy shall also use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Frontier Common Stock to be issued in the Merger, and each of Frontier and Cowboy shall furnish all information as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the Effective Time, any information relating to Frontier or Cowboy, or any of their respective Affiliates, should be discovered by Frontier or Cowboy which, in the reasonable judgment of Frontier or Cowboy, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and Frontier and Cowboy shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Frontier and shareholders of Cowboy. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.24, Section 5.23 and this Section 7.1, any information concerning or related to Frontier, its Affiliates or the Frontier Stockholders Meeting will be deemed to have been provided by Frontier, and any information concerning or related to Cowboy, its Affiliates or the Cowboy Shareholders Meeting will be deemed to have been provided by Cowboy.

(c) As promptly as practicable following the date on which the Form S-4 has been declared effective, Frontier shall, in accordance with applicable Law and the Frontier Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Frontier Stockholders Meeting for the purpose of obtaining the Frontier Stockholder Approval; provided, that such record date shall not be more than sixty (60) days, and not less than ten (10) days, prior to the date of the Frontier Stockholders Meeting. Frontier shall use its reasonable best efforts to cause the definitive Joint Proxy Statement to be mailed to Frontier’s stockholders entitled to vote at the Frontier Stockholders Meeting and to hold the Frontier Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Frontier shall, through the Frontier Board, recommend to its stockholders that they give the Frontier Stockholder Approval, include the Frontier Board Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Frontier Stockholder Approval, except to the extent that the Frontier Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, that Frontier’s obligation to duly call, give notice of, convene and hold the Frontier Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Frontier Stockholders Meeting is scheduled, (i) Frontier has not received proxies representing a sufficient number of shares of Frontier Common Stock to obtain the Frontier Stockholder Approval, whether or not a quorum is present, or (ii) the Frontier Board has determined in good faith after consultation with outside counsel that it is advisable to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure to be disseminated and reviewed by Frontier’s stockholders prior to the Frontier Stockholders Meeting, which supplemental or amended disclosure has been determined by the Frontier Board in good faith after consultation with outside counsel to be necessary under applicable Law, Frontier shall have the right to make one or more successive postponements or adjournments of the Frontier Stockholders Meeting (provided, however, that the Frontier Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days in the aggregate, in the case of clause (i), or ten (10) Business Days in the aggregate, in the case of clause (ii), after the date for which the Frontier Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, other than pursuant to clause (ii) of this Section, the Frontier Stockholders Meeting may not be postponed or adjourned on the date the Frontier Stockholders Meeting is scheduled if Frontier shall have received proxies in respect of an aggregate number of shares of Frontier Common Stock, which have not been withdrawn, such that the Frontier Stockholder Approval will be obtained at such meeting. Frontier shall, upon the reasonable request of Cowboy, advise Cowboy at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Frontier Stockholders Meeting as to the aggregate tally of proxies received by Frontier with respect to the Frontier Stockholder Approval.

(d) As promptly as practicable following the date on which the Form S-4 has been declared effective, Cowboy shall, in accordance with applicable Law and the Cowboy Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Cowboy Shareholders Meeting for the purpose of obtaining the Cowboy Shareholder Approval; provided, that such record date shall not be more than sixty (60) days, and not less than ten (10) days, prior to the date of the Cowboy Shareholders Meeting. Cowboy shall use its reasonable best efforts to cause the definitive Joint Proxy Statement to be mailed to Cowboy’s shareholders entitled to vote at the Cowboy Shareholders Meeting and to hold the Cowboy Shareholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Cowboy shall, through the Cowboy Board, recommend to its stockholders that they give the Cowboy Shareholders Approval, include the Cowboy Board Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Cowboy Shareholder Approval, except to the extent that the Cowboy Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, that Cowboy’s obligation to duly call, give notice of, convene and hold the Cowboy Shareholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Cowboy Shareholders Meeting is scheduled, (i) Cowboy has not received proxies representing a sufficient number of shares of Cowboy Common Stock to obtain the Cowboy Shareholder Approval, whether or not a quorum is present, or (ii) the Cowboy Board has determined in good faith after consultation with outside counsel that it is advisable to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure to be disseminated and reviewed by Cowboy’s shareholders prior to the Cowboy Shareholders Meeting, which supplemental or amended disclosure has been determined by the Cowboy Board in good faith after consultation with outside counsel to be necessary under applicable Law, Cowboy shall have the right to make one or more successive postponements or adjournments of the Cowboy Shareholders Meeting (provided, however, that the Cowboy Shareholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days in the aggregate, in the case of clause (i), or ten (10) Business Days in the aggregate, in the case of clause (ii), after the date for which the Cowboy Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, other than pursuant to clause (ii) of this Section, the Cowboy Shareholders Meeting may not be postponed or adjourned on the date the Cowboy Shareholders Meeting is scheduled if Cowboy shall have received proxies in respect of an aggregate number of shares of Cowboy Common Stock, which have not been withdrawn, such that Cowboy Shareholder Approval will be obtained at such meeting. Cowboy shall, upon the reasonable request of Frontier, advise Frontier at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Cowboy Shareholders Meeting as to the aggregate tally of proxies received by Cowboy with respect to the Cowboy Shareholder Approval.

(e) Frontier and Cowboy will use their respective reasonable best efforts to hold the Frontier Stockholders Meeting and the Cowboy Shareholders Meeting on the same date (it being understood that if the Frontier Stockholders Meeting or the Cowboy Shareholders Meeting is adjourned pursuant to clause (i) or (ii) of Section 7.1(c) or Section 7.1(d), as applicable, the other Party may postpone or adjourn its shareholders or stockholders meeting, as applicable, to the same time and date).

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to, furnish reasonably promptly to the other Parties a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 7.3, neither Cowboy nor Frontier shall, and Cowboy shall cause each of the Cowboy Subsidiaries and Frontier shall cause each of the Frontier Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Cowboy, Frontier or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (iii) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) (each, an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to this Section 7.3(a)), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Frontier and Cowboy shall, and shall cause each of the Frontier Subsidiaries and the Cowboy Subsidiaries, respectively, and shall use its reasonable best efforts to cause its and their Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than the Parties or any of their Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill or provisions of similar effect to which Frontier or Cowboy, as applicable, or any of their subsidiaries is a party or of which Frontier or Cowboy, as applicable, or any of their subsidiaries is a beneficiary with regards to any Acquisition Proposal, and (C) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such Person and its Representatives with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Frontier Stockholder Approval or the Cowboy Shareholder Approval, as applicable, (1) Frontier or Cowboy, as applicable, receives a written Acquisition Proposal that was not the result of a violation of this Section 7.3(a) and (2) the Frontier Board or the Cowboy Board, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and determines in good faith (after consultation with outside counsel) that its failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then such Party may (and may authorize its Subsidiaries and its Representatives to), after notifying the other Party of such determination, (x) furnish non-public information or data with respect to itself and its subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (i) any non-public information or data provided to any such Person given such access shall have previously been provided to the other Party or shall be provided (to the extent permitted by applicable Law) to the other Party prior to or substantially concurrently with the time it is provided to such Person and (ii) no non-public information or data with respect to the other Party shall be provided to any such Person, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(b) Except as provided in Section 7.3(c), neither the Frontier Board nor the Cowboy Board shall (i) fail to make or shall withdraw (or modify or qualify in any manner adverse to the other Party or publicly propose to withdraw, modify or qualify in any manner adverse to the other Party) the Frontier Board Recommendation or the Cowboy Board Recommendation, respectively, or the determination of the advisability to its stockholders of the Merger, the issuance of Frontier Common Stock in the Merger and other transactions contemplated hereby, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the Frontier Board Recommendation or the Cowboy Board Recommendation, respectively, in whole or in part in the Joint Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days after it is announced or (v) fail, within three (3) Business Days of a request by the other Party following the public announcement of an Acquisition Proposal, to reaffirm the Frontier Board Recommendation or the Cowboy Board Recommendation, as applicable (each such action set forth in this Section 7.3(b) being referred to herein as an “Adverse Recommendation Change”).

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Frontier Stockholder Approval or the Cowboy Shareholder Approval, as applicable, and following the compliance with this Section 7.3(c), the Frontier Board or the Cowboy Board may, if such Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, make an Adverse Recommendation Change; provided, that prior to effecting an Adverse Recommendation Change, (i) Frontier or Cowboy, as applicable, shall notify the other Party in writing, at least five (5) Business Days prior to effecting such Adverse Recommendation Change (the “Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements between such Party and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such Party of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, the Party providing such notice shall negotiate with the other Party in good faith (to the extent such other Party wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make an Adverse Recommendation Change would no longer be inconsistent with such Party’s Board’s fiduciary duties under applicable Law, and (iii) the applicable Party’s Board shall determine, after the close of business on the last day of the Notice Period, in good faith (after consultation with outside counsel and after giving effect to any adjustments proposed by the other Party in writing during the Notice Period) that failure to make an Adverse Recommendation Change would be inconsistent with such Board’s fiduciary duties under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Frontier or Cowboy, as applicable, shall, in each case, have delivered to the other Party an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for three (3) Business Days instead of five (5) Business Days).

(d) Frontier or Cowboy, as applicable, shall promptly (and in any event, within one (1) Business Day) notify the other Party after it or any of its subsidiaries or any of their respective Representatives has received any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal. Such notice to the other Party shall indicate the identity of the Person making, and include the material terms and conditions, of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, each Party shall keep the other Party reasonably informed orally and in writing on a current basis (and in any event, no later than one (1) Business Day) of any material developments, discussions or negotiations regarding any Acquisition Proposal including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of such other Party shall apprise the other Party of the status and details of such Acquisition Proposal. Each Party agrees that it and its subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits such Party from providing any information to the other Party in accordance with, or from otherwise complying with the terms of, this Section 7.3.

(e) Nothing contained in this Section 7.3 shall prohibit Frontier or the Frontier Board, or Cowboy or the Cowboy Board, respectively, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Frontier or Cowboy, as applicable, if, in the good faith judgment of such Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its fiduciary duties under applicable Law, and disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Frontier Board Recommendation or the Cowboy Board Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Frontier Board or the Cowboy Board, respectively, and (B) does not contain an express Adverse Recommendation Change; provided, that in no event shall this Section 7.3(e) affect either Party’s obligations specified in Section 7.3(b).

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Frontier and the Frontier Subsidiaries or Cowboy and the Cowboy Subsidiaries, as applicable, that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Frontier and the Frontier Subsidiaries or Cowboy and the Cowboy Subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Frontier or Cowboy (or any resulting parent company of Frontier or Cowboy), in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide unsolicited Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the stockholders of Frontier or shareholders of Cowboy, respectively, from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other Party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Frontier and Cowboy shall and shall cause the other Frontier Subsidiaries and the other Cowboy Subsidiaries, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any material Contract (including those required to be listed in the Section 4.17(a) of the Frontier Disclosure Letter or in Section 5.17(a) of the Cowboy Disclosure Letter) to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, other than in the case of each of clauses (i) through (v), with respect to registrations, filings, approvals, consents, authorizations or Orders, lawsuits or other legal proceedings, from or by any Governmental Authority or the expiration of any waiting periods, in each case relating to Antitrust Laws, which are the subject of Section 7.5(b) and Section 7.5(c).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Frontier and Cowboy agrees to make any filings required to be made pursuant to the HSR Act or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar applicable Laws (collectively, “Antitrust Laws”) with respect to the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to any Antitrust Laws. The Parties shall use their reasonable best efforts to ensure that all such antitrust filings to be made shall be made in substantial compliance with the requirements of the applicable Antitrust Laws. In furtherance, and without limiting the generality, of the foregoing, the parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to Antitrust Laws, (B) provide or cause to be provided as promptly as reasonably practicable to the other Party all necessary information and assistance as any Governmental Authority may from time to time require of such Party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Merger and the other transactions contemplated by this Agreement by a Governmental Authority pursuant to any Antitrust Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other Party to prepare and submit any such filings or submissions required to be submitted under any Antitrust Laws, including providing to the other Party any information that the other Party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Authority in respect of any such filing and (ii) (A) cooperate with and assist each other in good faith to devise and implement a joint strategy for making such filings, including the timing thereof, and for obtaining any related antitrust, competition, fair trade or similar clearances, (B) consult in advance with the other Party and in good faith take the other Party’s views into account regarding the overall strategic direction of obtaining such antitrust, competition, fair trade or similar clearances and (C) consult with the other Party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Authorities with respect to such antitrust, competition, fair trade or similar clearances, including any position as to a Remedial Action. To the extent permitted by applicable Law, each Party shall permit the other Party to review and discuss in advance, and shall consider in good faith the views of the other Party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities. No Party will independently participate in any formal meeting with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate in such meeting. To the extent permitted by applicable Law, each Party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, including promptly notifying the other Party of any material communication it receives from any Governmental Authority relating to any review or investigation of the Merger and the other transactions contemplated by this Agreement under any Antitrust Laws. To the extent permitted by applicable Law, the Parties shall, and shall use their reasonable best efforts to cause their respective Affiliates to use their reasonable best efforts to, provide the other Parties with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereunder; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Frontier and the Frontier Subsidiaries or Cowboy and the Cowboy Subsidiaries, as applicable; (2) as necessary to comply with any Contract or Laws; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Subject to the following sentence of this Section 7.5(c), Cowboy and Frontier shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the Merger and the other transactions contemplated by this Agreement by any Governmental Authority under the Antitrust Laws, including taking all steps necessary to avoid or eliminate each and every legal impediment under any Antitrust Laws that may be asserted by any Governmental Authority so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, transfer, license, or other disposition of their Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, or business practices, and other remedies (each, a “Remedial Action”) in order to obtain such approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Law in any suit or other action, arbitration, or litigation, which could otherwise have the effect of delaying beyond the Outside Date or preventing the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither Cowboy nor Frontier nor any of their respective Subsidiaries or Affiliates shall be required to propose, negotiate, accept, commit to, or effect any Remedial Action, the effect of which would reasonably be expected to have a material adverse effect after the Closing on the combined businesses of Frontier and Cowboy and their subsidiaries, taken as a whole, including the overall benefits expected, as of the date of this Agreement, to be derived by the Parties from the combination of Frontier and Cowboy via the Merger and the transactions contemplated by this Agreement. In addition, Cowboy and Frontier shall, and shall cause each of the Cowboy Subsidiaries and the Frontier Subsidiaries, as applicable, to, defend through litigation on the merits so as to enable the parties to close the Merger and the other transactions contemplated hereby as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Authority under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that could prevent or delay beyond the Outside Date the Closing from occurring; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their other obligations under the terms of this Section 7.5. Cowboy and Frontier shall jointly direct and control any such litigation with counsel of their own choosing. In the event of any conflict between subsections (a), (b) or (c) of this Section 7.5, the provisions of this Section 7.5(c) shall, with respect to the matters addressed in this Section 7.5(c), supersede the provisions of subsections (a) and (b) of this Section 7.5.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, neither Frontier nor Cowboy nor any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) Frontier and its Representatives shall give prompt notice to Cowboy, and Cowboy and its Representatives shall give prompt notice to Frontier, of any notice or other communication received by such Party from any Governmental Authority (other than any antitrust or competition Government Authority, which shall be governed by Section 7.5) or NASDAQ, NYSE or any other securities market in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent or approval of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) Frontier and its Representatives shall give prompt notice to Cowboy, and Cowboy and its Representatives shall give prompt notice to Frontier, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would not be satisfied if the Closing Date were to be held on the date such representation or warranty became untrue or inaccurate, (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) a Cowboy Material Adverse Effect or a Frontier Material Adverse Effect, as applicable, has occurred; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by Frontier, Cowboy or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), Section 9.1(d)(i) or Section 9.3(b)(i).

(c) Frontier and its Representatives shall give prompt notice to Cowboy, and Cowboy and its Representatives shall give prompt notice to Frontier, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Frontier Subsidiary or Cowboy Subsidiary, respectively, or any of their respective directors or officers that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. Frontier and its Representatives shall give Cowboy the opportunity to participate in the defense and settlement of any stockholder litigation against Frontier and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Cowboy’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Cowboy and its Representatives shall give Frontier the opportunity to participate in the defense and settlement of any litigation against Cowboy and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Frontier’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b), from and after the Effective Time, Frontier shall, and shall cause the Surviving Entity to, (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action or threatened Action and any investigation, whether arising before or after the Effective Time, to the extent such Action or investigation arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Cowboy or any of the Cowboy Subsidiaries or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses as incurred (including reasonable attorneys’ fees, costs and expenses and any expenses incurred by any Indemnified Party in connection with enforcing rights with respect to indemnification or advancement of expenses, to the extent, in the case of any Action to enforce rights to indemnification or advancement of expenses, that any Indemnified Party is successful, in whole or in part, in enforcing such Indemnified Party’s rights with respect to indemnification or advancement of expenses) of any Indemnified Party, without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Frontier’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Frontier and the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action or investigation, and (ii) shall not have any obligation under this Section 7.7(a) to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable Order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to Frontier or the Surviving Entity the amount of all such expenses previously advanced pursuant hereto for which indemnification is prohibited by such final and non-appealable Order.

(b) Without limiting the foregoing, each of Frontier and the Surviving Entity agrees that all rights to exculpation of liabilities, indemnification and advancement of expenses existing as of the date hereof in favor of the current and former managers, directors, officers, partners, members, trustees, employees or agents of Cowboy or any of the Cowboy Subsidiaries and the fiduciaries of Cowboy or any of the Cowboy Subsidiaries under any Cowboy Benefit Plan (collectively, the “Indemnified Parties”) for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in (i) the Cowboy Governing Documents or, if applicable, similar organizational documents or agreements of any Cowboy Subsidiary and any of the Frontier Governing Documents with respect to any of the Indemnified Parties or arising out of any rights to exculpation of liabilities, indemnification obligations set forth in any Cowboy Benefit Plan or (ii) any indemnification agreements of Cowboy or any Cowboy Subsidiary, all of which shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Frontier and the Surviving Entity shall cause to be maintained in effect the provisions in (i) the Cowboy Governing Documents, in the Frontier Governing Documents, in the organizational documents of any Cowboy Subsidiary, in any Cowboy Benefit Plan and in any other agreements with any Indemnified Party, in each case, regarding exculpation of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provisions shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring or alleged to have occurred in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated hereby); provided, however, that all rights to exculpation of liability, indemnification and advancement of expenses in respect of any Action pending, asserted or made within such six (6) year period shall continue until the final disposition of such Action.

(c) For a period of six (6) years after the Effective Time, Frontier shall, and shall cause the Surviving Entity to, maintain in effect Cowboy’s current directors’ and officers’ liability insurance covering each Person currently covered by Cowboy’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Cowboy’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such Indemnified Parties than Cowboy’s existing policies as of the date hereof or (ii) in consultation with Frontier, Cowboy may obtain extended reporting period coverage under Cowboy’s existing insurance programs (to be effective as of the Effective Time) for a period of six (6) years after the Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by Cowboy for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d) If Frontier or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Frontier or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(e) Frontier shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, costs and expenses that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Cowboy, Frontier and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8 Stock Exchange Listing. Frontier shall use its reasonable best efforts to cause the shares of Frontier Common Stock to be issued in connection with the Merger, to be approved for listing on the NASDAQ, subject to official notice of issuance, at the Effective Time.

Section 7.9 Dividends; Post-Merger Dividend Policy. Frontier and Cowboy shall coordinate with each other to designate the same record dates and payment dates for any quarterly dividends or distributions declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur. In addition, prior to the mailing of the Joint Proxy Statement, the Frontier Board shall adopt a new dividend policy that provides for the payment of an annual cash dividend of $0.76 per share of Frontier Common Stock (subject to adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or the like), which shall be payable quarterly. Such new dividend policy shall remain in effect at the Effective Time and shall remain in effect following the Effective Time, subject to the authority and discretion of the Frontier Board to adjust its dividend policy.

Section 7.10 Voting of Shares. Cowboy shall vote, or cause to be voted, all shares of Frontier Common Stock beneficially owned by it or any of the Cowboy Subsidiaries as of the record date for the Frontier Stockholders Meeting, if any, in favor of approval of the issuance of shares of Frontier Common Stock in connection with the Merger. Frontier shall vote, or cause to be voted, all shares of Cowboy Common Stock beneficially owned by it or any Frontier Subsidiary as of the record date for the Cowboy Shareholders Meeting, if any, in favor of the approval of this Agreement and the Merger.

Section 7.11 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary, to the extent that such action is within its control, so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or any restrictions in the Frontier Charter or the Cowboy Charter (“Charter Restrictions”) on the Merger and the other transactions contemplated by this Agreement.

Section 7.12 Tax Matters.

(a) Each Party shall deliver to each of Hunton & Williams LLP and Alston & Bird LLP a tax representation letter, dated as of the Closing Date and signed by an officer of such Party, containing representations of such Party reasonably necessary or appropriate to enable each of Hunton & Williams LLP and Alston & Bird LLP to render the tax opinions described in Section 8.2(e) and Section 8.3(e).

(b) Cowboy and Frontier shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(c) Each of Cowboy and Frontier shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all U.S. federal, state, and local income tax or other purposes.

(d) Neither Frontier nor Cowboy shall take or omit to take any action, and neither party shall allow any of their respective Subsidiaries, including the Surviving Entity, to take or omit to take any action, if such action or failure to act would be reasonably likely to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Spin Transaction from qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and as not being taxable under Section 355(e) of the Code and related provisions of the Code. Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, neither Frontier nor Cowboy shall take, and neither party shall allow any of their respective Subsidiaries to take, any position on any Tax Return or for any tax purpose that is inconsistent with (i) the Merger qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code or (ii) the Spin Transaction qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and as not being taxable under Section 355(e) of the Code and related provisions of the Code.

Section 7.13 Financing Matters. Between the date hereof and the Effective Time, each of Frontier and Cowboy shall cooperate to develop a financing plan for Frontier and the Frontier Subsidiaries to be in effect from and after the Closing Date. Furthermore, each of Frontier and Cowboy shall, and shall cause each of the Frontier Subsidiaries and the Cowboy Subsidiaries to, use their reasonable best efforts to obtain any term loan or revolving loan credit facility necessary to effect such financing plan, including, as necessary or advisable, to fund the refinancing of Cowboy’s existing credit facility at the Effective Time and the Surviving Entity’s working capital needs from and after the Effective Time (it being understood that obtaining such financing is not a condition to the parties’ obligations to consummate any of the transactions contemplated by this Agreement), including providing, and causing each of the Frontier Subsidiaries and the Cowboy Subsidiaries to provide, and using reasonable best efforts to cause their Representatives to provide, all cooperation reasonably requested by the other Party in connection with obtaining any such financing; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Frontier, Cowboy, the Frontier Subsidiaries or the Cowboy Subsidiaries; and provided further that none of Frontier, Cowboy, the Frontier Subsidiaries nor the Cowboy Subsidiaries shall be required to enter into any agreements in connection therewith that would be binding if the Merger does not occur. Each of Frontier and Cowboy shall, to the extent it is aware of any applicable developments, promptly update any information provided by it for use in an offering document to be used in connection with any such financing to the extent such information would otherwise contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 7.14 Section 16 Matters. Prior to the Effective Time, Frontier and Cowboy shall take all such steps as may be required to cause any dispositions of Cowboy Common Stock (including derivative securities with respect to Cowboy Common Stock) or acquisitions of Frontier Common Stock resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Frontier or Cowboy, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.15 Employee Matters.

(a) At the Effective Time and for a period commencing at the Effective Time and ending on December 31, 2016 (the “Transition Period”), Frontier will, and will cause the Frontier Subsidiaries (including the Surviving Entity and its Subsidiaries), to honor all obligations under the Cowboy Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time, including all health benefits, life, accidental death and dismemberment and long term disability insurance coverage at the same coverage levels as each employee of Cowboy or any Cowboy Subsidiary and their dependents were enrolled in immediately prior to the Effective Time; provided, however, that Frontier may provide the benefits under the Cowboy Benefit Plans pursuant to alternative plans established by Frontier that provide benefits (including with respect to employee costs) that are determined by the Frontier Board, in good faith, to be, in the aggregate, substantially comparable to the benefits provided under the Cowboy Benefit Plans as in effect immediately prior to the Effective Time. Nothing in this Section 7.15(a) shall prevent Frontier from making modifications to the Cowboy Benefit Plans that (i) are required by Law or (ii) are consistent with ordinary past practices of Cowboy prior to the Effective Time. After the expiration of the Transition Period, the Cowboy Benefits Plans may be amended or replaced by New Plans to govern the employment benefits, including all health benefits, life, accidental death and dismemberment and long term disability insurance coverage, provided that, during calendar year 2017, the prior written consent of the President and Chief Operating Officer of Frontier approving any such changes and/or replacements shall have first been obtained (or, if T. Brent Stuart is not the President and Chief Operating Officer of Frontier at such time, then such changes or replacements shall be subject to the approval of the Frontier Board).

(b) Subject to their obligations under applicable Law, Frontier will, and will cause the Frontier Subsidiaries (including the Surviving Entity and its subsidiaries) to, give credit under each employee plans, programs and arrangements to employees for all service prior to the Effective Time with Cowboy or any Cowboy Subsidiary for all purposes for which such service was taken into account or recognized by Cowboy or any Cowboy Subsidiary, but not to the extent crediting such service would result in duplication of benefits.

(c) With respect to any employee plan, program and arrangements providing employment benefits in which certain employees of Cowboy or any Cowboy Subsidiary becomes eligible to participate on or after the Effective Time (“New Plans”), Frontier shall, and shall cause the Surviving Entity to, to the extent permitted by Law, (i) (A) use its reasonable best efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles and out of pocket limits paid during the plan year in which participation under a New Plan (to the same extent that such credit was given under the analogous Cowboy Benefit Plan prior to the Effective Time) commences in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (ii) recognize all service of each such employee with Cowboy and each Cowboy Subsidiary for all purposes, including eligibility to participate, vesting and benefit accrual (including, in order to calculate the amount of any paid time off and leave balance, vacation and sick days, severance and similar benefits), under any New Plan to the same extent that such service was taken into account under the analogous Cowboy Benefit Plan prior to the Effective Time, but not to the extent crediting such service would result in duplication of benefits.

(d) Notwithstanding any of the foregoing to the contrary, at the Effective Time and throughout the Transition Period, Frontier shall, and shall cause each of the Frontier Subsidiaries (including the Surviving Entity), to provide severance benefits to each employee of Cowboy or any Cowboy Subsidiary who experiences an involuntary termination of employment during the Transition Period, beginning at the Effective Time, in an amount that is at least equal to the severance benefits that would have been paid to such employee pursuant to the terms of the applicable severance plans or arrangements maintained by Cowboy or any Cowboy Subsidiary as in effect immediately prior to the Effective Time, to be calculated, however, on the basis of the employee’s compensation and service (calculated taking into account service with Cowboy and any Cowboy Subsidiary and service with Frontier and any Frontier Subsidiary, on a combined basis). After the expiration of the Transition Period, the foregoing severance benefits, plans and arrangements may be changed or replaced by other severance benefits, plans and arrangements, provided that, during calendar year 2017, the prior written consent of the President and Chief Operating Officer of Frontier approving any such changes and/or replacements shall have first been obtained (or, if T. Brent Stuart is not the President and Chief Operating Officer of Frontier at such time, then such changes or replacements shall be subject to the approval of the Frontier Board).

(e) Frontier acknowledges the obligations of Cowboy under Cowboy’s 2016 Short-Term Incentive Plan, which shall be administered following the Effective Time as set forth in Section 7.15(e) of the Cowboy Disclosure Letter.

(f) Frontier hereby acknowledges that a “change in control” of Cowboy or other event of similar import, within the meaning of the Cowboy Benefit Plans that contain such terms, will occur upon the Effective Time, as set forth in Section 7.15 of the Cowboy Disclosure Letter and Frontier shall honor and comply with all obligations (including payment obligations) as set forth in Section 7.15(f) of the Cowboy Disclosure Letter.

(g) This Agreement is not intended by the parties to constitute a plan amendment to or create any obligation of the parties with respect to any Cowboy Benefit Plan or Frontier Benefit Plan.

(h) None of the Cowboy employees shall be bound by, nor shall any of the Cowboy employees be required to agree to become bound by, the non-competition covenants and post-employment restraints set forth in the Frontier employee handbook as a condition of continued employment following the Closing Date with Cowboy or any Cowboy Subsidiary or Frontier or any Frontier Subsidiary.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the Frontier Disclosure Letter and Section 8.1(a) of the Cowboy Disclosure Letter shall have been obtained.

(b) Antitrust Approvals. Any waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, and any other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals that are required under any other material Antitrust Law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by this Agreement, shall have been obtained or made or any applicable waiting period with respect thereof shall have expired or been terminated.

(c) Stockholder Approvals. The Frontier Stockholder Approval shall have been obtained in accordance with applicable Law and the Frontier Governing Documents. The Cowboy Shareholder Approval shall have been obtained in accordance with applicable Law and the Cowboy Governing Documents.

(d) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting the consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(f) Stock Exchange Listing. The Frontier Common Stock to be issued in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.2 Conditions to Obligations of Cowboy. The obligations of Cowboy to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Cowboy, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Frontier and Merger Sub set forth in the Fundamental Representations (except Section 4.5(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 4.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iii) each of the other representations and warranties of Frontier and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Frontier Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Frontier Material Adverse Effect.

(b) Performance of Covenants and Obligations of Frontier and Merger Sub. Frontier and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Effect. On the Closing Date, no event, circumstance, change, effect, development or occurrence shall exist that has had or would reasonably be expected to have a Frontier Material Adverse Effect.

(d) Delivery of Certificate. Frontier shall have delivered to Cowboy a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Frontier, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Section 368 Opinion. Cowboy shall have received (i) a written opinion of Hunton & Williams LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (A) the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, and (B) the Merger should not prevent or impede the Spin Transaction from continuing to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and as not being taxable under Section 355(e) of the Code and related provisions of the Code (the “Cowboy Tax Opinion”), which opinion will be subject to customary exceptions, assumptions and qualifications, and (ii) a copy of the Frontier Tax Opinion. In rendering such opinion, Hunton & Williams LLP may rely upon the tax representation letters described in Section 7.12.

Section 8.3 Conditions to Obligations of Frontier and Merger Sub. The obligations of Frontier and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Frontier at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Cowboy set forth in the Fundamental Representations (except Section 5.5(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 5.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iii) each of the other representations and warranties of Cowboy contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Cowboy Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Cowboy Material Adverse Effect.

(b) Performance of Covenants or Obligations of Cowboy. Cowboy shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Effect. On the Closing Date, no event, circumstance, change, effect, development or occurrence shall exist that has had or would reasonably be expected to have a Cowboy Material Adverse Effect.

(d) Delivery of Certificate. Cowboy shall have delivered to Frontier a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Cowboy certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) Section 368 Opinion. Frontier shall have received (i) a written opinion of Alston & Bird LLP, tax counsel to Frontier, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (A) the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, and (B) the Merger should not prevent or impede the Spin Transaction from continuing to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and as not being taxable under Section 355(e) of the Code and related provisions of the Code (the “Frontier Tax Opinion”), which opinion will be subject to customary exceptions, assumptions and qualifications, and (ii) a copy of the Cowboy Tax Opinion. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.12.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding receipt of Frontier Stockholder Approval or Cowboy Shareholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of Cowboy and Frontier;

(b) by either Cowboy or Frontier:

(i) if the Merger shall not have occurred on or before 11:59 p.m. New York time on December 31, 2016; provided, that in the event that, as of December 31, 2016, all of the conditions to Closing set forth in Article 8 have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing) other than the conditions set forth in Section 8.1(b) or Section 8.1(d) (solely with respect to the matters addressed in Section 8.1(b)), the termination date may be extended from time to time by either Frontier or Cowboy to a date no later than March 31, 2017 (such date, including any extension thereof, the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Frontier, including the failure of Merger Sub) to perform or comply with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Law or final and nonappealable Order shall have been enacted, entered, promulgated or shall have been enforced by any Governmental Authority which permanently prohibits, restrains, enjoins or makes illegal the consummation of the Merger and the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of Frontier, including the failure of Merger Sub) to perform any of its obligations, covenants or agreements under this Agreement; or

(iii) if either (A) the Frontier Stockholder Approval shall not have been obtained at the Frontier Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the issuance of shares of Frontier Common Stock in connection with the Merger was taken or (B) the Cowboy Shareholder Approval shall not have been obtained at the Cowboy Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and this Agreement was taken; or

(c) by Cowboy:

(i) if Frontier shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “Frontier Terminating Breach”) and (B) such Frontier Terminating Breach is either incapable of being cured by Frontier by the Outside Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) Business Days following written notice to Frontier by Cowboy of such Frontier Terminating Breach, and (y) one (1) Business Day prior to the Outside Date; provided, that Cowboy shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Cowboy Terminating Breach shall have occurred and be continuing at the time Cowboy delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) prior to obtaining the Frontier Stockholder Approval, if Frontier or the Frontier Board (A) shall have effected an Adverse Recommendation Change or (B) shall have breached any of the provisions set forth in Section 7.3 in any material respect; or

(d) by Frontier:

(i) if Cowboy shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “Cowboy Terminating Breach”) and (B) such Cowboy Terminating Breach is either incapable of being cured by Cowboy by the Outside Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) Business Days following written notice to Cowboy by Frontier of such Cowboy Terminating Breach, and (y) one (1) Business Day prior to the Outside Date; provided, that Frontier shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Frontier Terminating Breach shall have occurred and be continuing at the time Frontier delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) prior to obtaining the Cowboy Shareholder Approval, if Cowboy or the Cowboy Board (A) shall have effected an Adverse Recommendation Change or (B) shall have breached any of the provisions set forth in Section 7.3 in any material respect.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cowboy or Frontier and Merger Sub, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, provided that the Parties will share equally (i) any filing fees relating to filings with Governmental Authorities (including any antitrust or competition Governmental Authority) as may be required to consummate the transactions contemplated by this Agreement, and (ii) the fees and expenses set forth on Section 9.3 of the Frontier Disclosure Letter.

(b) In the event that:

(i) (A) (x) this Agreement is terminated by Cowboy pursuant to Section 9.1(c)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Frontier Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) this Agreement is terminated by Frontier or Cowboy pursuant to Section 9.1(b)(iii), and prior to the Frontier Stockholders Meeting, an Acquisition Proposal with respect to Frontier has been publicly announced, disclosed or otherwise communicated to Frontier’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to Frontier is consummated or Frontier enters into a definitive agreement in respect of an Acquisition Proposal with respect to Frontier that is later consummated; or

(ii) this Agreement is terminated by Cowboy pursuant to Section 9.1(c)(ii); then, in any such event, Frontier shall pay to Cowboy a termination fee equal to $30,000,000 (the “Frontier Termination Fee”), it being understood that in no event shall Frontier be required to pay the Frontier Termination Fee on more than one occasion. Payment of the Frontier Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Cowboy (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Frontier Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Frontier Termination Fee payable pursuant to Section 9.3(b)(ii). Notwithstanding anything in this Agreement to the contrary, in the event that the Frontier Termination Fee becomes payable, then payment to Cowboy of the Frontier Termination Fee, together with any amounts due under Section 9.3(d), shall be Cowboy’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Frontier, the Frontier Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Frontier Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise? provided, however, that the foregoing shall not impair the rights of Cowboy, if any, to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement. Upon payment of such Frontier Termination Fee, no Frontier Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(c) In the event that:

(i) (A) (x) this Agreement is terminated by Frontier pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide

Acquisition Proposal (with, for all purposes of this Section 9.3(c)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Cowboy Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) this Agreement is terminated by Frontier or Cowboy pursuant to Section 9.1(b)(iii), and prior to the Cowboy Shareholders Meeting, an Acquisition Proposal with respect to Cowboy has been publicly announced, disclosed or otherwise communicated to Cowboy’s shareholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to Cowboy is consummated or Cowboy enters into a definitive agreement in respect of an Acquisition Proposal with respect to Cowboy that is later consummated; or

(ii) this Agreement is terminated by Frontier pursuant to Section 9.1(d)(ii); then, in any such event, Cowboy shall pay to Frontier a termination fee equal to $30,000,000 (the “Cowboy Termination Fee”), it being understood that in no event shall Cowboy be required to pay the Cowboy Termination Fee on more than one occasion. Payment of the Cowboy Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Frontier (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Cowboy Termination Fee payable pursuant to Section 9.3(c)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Cowboy Termination Fee payable pursuant to Section 9.3(c)(ii). Notwithstanding anything in this Agreement to the contrary, in the event that the Cowboy Termination Fee becomes payable, then payment to Frontier of the Cowboy Termination Fee, together with any amounts due under Section 9.3(d), shall be Frontier’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Cowboy, any of the Cowboy Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Cowboy Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Frontier, if any, to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement. Upon payment of such Cowboy Termination Fee, no Cowboy Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(d) Each of Frontier and Cowboy acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If Frontier fails promptly to pay any amounts due pursuant to Section 9.3(b), or Cowboy fails promptly to pay any amounts due pursuant to Section 9.3(c), and, in order to obtain such payment, the other Party commences a suit that results in a judgment for the amounts set forth in Section 9.3(b) or Section 9.3(c), as applicable, the Party that has failed to pay any such amounts shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as applicable, from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the Frontier Board and the Cowboy Board, respectively, at any time before or after receipt of the Frontier Stockholder Approval or the Cowboy Shareholder Approval and prior to the Effective Time; provided, that (a) after the Frontier Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that would require the further approval of the stockholders of Frontier under the DGCL, the Frontier Governing Documents or the rules of the NASDAQ without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law and (b) after the Cowboy Shareholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Cowboy Common Stock, or which by applicable Law requires the further approval of the stockholders of Cowboy without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Frontier to:

690 East Lamar Blvd., Suite 400

Arlington, Texas

Attn: General Counsel

email: anna.alvarado@firstcash.com

with copies (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attn: Steven L. Pottle

email: steve.pottle@alston.com

Alston & Bird LLP

950 F Street, NW

Washington, DC 20004

Attn: David E. Brown, Jr.

email: david.brown@alston.com

if to Cowboy to:

Cash America International, Inc.

1600 W. 7th Street, Suite 1000

Ft. Worth, TX 76102

Attention: General Counsel

Email: clinscott@casham.com

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, TX 75202

Attn: L. Steven Leshin

email: sleshin@hunton.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules, the Frontier Disclosure Letter and the Cowboy Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Section 7.7 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) Except for the fiduciary duties of the Cowboy Board, the validity of any corporate action on the part of Cowboy and the Merger, which, in each case, shall be governed by, and construed in accordance with, the Laws of the State of Texas, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the State of Texas to the foregoing, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any dispute arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any dispute except in such courts, (ii) agrees that any claim in respect of any such dispute may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute in any such court. Each of the parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective Representatives and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

FIRST CASH FINANCIAL SERVICES, INC.

By:	/s/ Rick L. Wessel
Name: Rick L. Wessel
Title: President and Chief Executive Officer

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ T. Brent Stuart
Name: T. Brent Stuart
Title: President and Chief Executive Officer

FRONTIER MERGER SUB, LLC

By:	/s/ Rick L. Wessel
Name: Rick L. Wessel
Title: Manager

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED

BYLAWS

OF

FIRSTCASH, INC.

(a Delaware corporation)

ARTICLE 1.

DEFINITIONS

1.1	Definitions. Unless the context clearly requires otherwise, in these Bylaws:

(a)	“Board” means the board of directors of the Corporation.

(b)	“Bylaws” means these bylaws as adopted by the Board and includes amendments subsequently adopted by the Board or by the Stockholders.

(c)	“Certificate of Incorporation” means the Certificate of Incorporation of FirstCash, Inc. as filed with the Secretary of State of the State of Delaware and includes all amendments thereto and restatements thereof subsequently filed.

(d)	“Corporation” means FirstCash, Inc.

(e)	“Section” refers to sections of these Bylaws.

(f)	“Stockholder” means stockholders of record of the Corporation.

1.2	Offices. The title of an office refers to the person or persons who at any given time perform the duties of that particular office for the Corporation.

ARTICLE 2.

OFFICES

2.1	Principal Office. The Corporation may locate its principal office within or without the state of incorporation as the Board may determine.

2.2	Registered Office. The registered office of the Corporation required by law to be maintained in the state of incorporation may be, but need not be, the same as the principal place of business of the Corporation. The Board may change the address of the registered office from time to time.

2.3	Other Offices. The Corporation may have offices at such other places, either within or without the state of incorporation, as the Board may designate or as the business of the Corporation may require from time to time.

ARTICLE 3.

MEETINGS OF STOCKHOLDERS

3.1	Annual Meetings. The Stockholders of the Corporation shall hold their annual meetings for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings at such time, date and place as the Board shall determine by resolution.

3.2	Special Meetings. The Board, the Chairman of the Board, the Vice Chairman, the Chief Executive Officer or a committee of the Board duly designated and whose powers and authority include the power to call meetings may call special meetings of the Stockholders of the Corporation at any time for any purpose or purposes. Special meetings of the Stockholders of the Corporation may not be called by any other person or persons.

3.3	Place of Meetings. The Stockholders shall hold all meetings at such places, within or without the State of Delaware, as the Board or a committee of the Board shall specify in the notice or waiver of notice for such meetings.

3.4	Notice of Meetings. Except as otherwise required by law, the Board or a committee of the Board shall give notice of each meeting of Stockholders, whether annual or special, not less that 10 nor more than 60 days before the date of the meeting. The Board or a committee of the Board shall deliver a notice to each Stockholder entitled to vote at such meeting by delivering a typewritten or printed notice thereof to him personally, or by depositing such notice in the United States mail, in a postage prepaid envelope, directed to him at his address as it appears on the records of the Corporation, or by transmitting a notice thereof to him at such address by telegraph, telecopy, cable or wireless. If mailed, notice is given on the date deposited in the United States mail, postage prepaid, directed to the Stockholder at his address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the Transfer Agent of the Corporation that he has given notice shall constitute, in the absence of fraud, prima facie evidence of the facts stated therein.

Every notice of a meeting of the Stockholders shall state the place, date and hour of the meeting and, in the case of a special meeting, also shall state the purpose or purposes of the meeting. Furthermore, if the Corporation will maintain the list at a place other than where the meeting will take place, every notice of a meeting of the Stockholders shall specify where the Corporation will maintain the list of Stockholders entitled to vote at the meeting.

3.5	Stockholder Notice. Stockholders who intend to nominate persons to the Board of Directors or propose any other action at an annual meeting of Stockholders must timely notify the Secretary of the Corporation of such intent. To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less that 60 days nor more than 90 days prior to the date of such meeting; provided, however, that in the event that less than 75 days’ notice of the date of the meeting is given or made to Stockholders, notice by the Stockholder to be timely must be received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed. Such notice must be in writing and must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the Stockholder proposing such business; (iii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the Stockholder; and (iv) any material interest of the Stockholder in such business. The Board of Directors reserves the right to refuse to submit any such proposal to Stockholders at an annual meeting if, in its judgment, the information provided in the notice is inaccurate or incomplete.

3.6	Waiver of Notice. Whenever these Bylaws require written notice, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall constitute the equivalent of notice. Attendance of a person at any meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. No written waiver of notice need specify either the business to be transacted at, or the purpose or purposes of any regular or special meeting of the Stockholders, directors or members of a committee of the Board.

3.7	Adjournment of Meeting. When the Stockholders adjourn a meeting to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Stockholders may transact any business which they may have transacted at the original meeting. If the adjournment is for more than 30 days or, if after the adjournment, the Board or a committee of the Board fixes a new record date for the adjourned meeting, the Board or a committee of the Board shall give notice of the adjourned meeting to each Stockholder of record entitled to vote at the meeting.

3.8	Quorum. Except as otherwise required by law, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes at any meeting of the Stockholders. In the absence of a quorum at any meeting or any adjournment thereof, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, or, in the absence therefrom of all the Stockholders, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting to another place, date or time.

If the chairman of the meeting gives notice of any adjourned special meeting of Stockholders to all Stockholders entitled to vote thereat, stating that the minimum percentage of Stockholders for a quorum as provided by Delaware law shall constitute a quorum, then, except as otherwise required by law, that percentage at such adjourned meeting shall constitute a quorum and a majority of the votes cast at such meeting shall determine all matters.

3.9	Organization. Such person as the Board may have designated or, in the absence of such a person, the highest ranking officer of the Corporation who is present shall call to order any meeting of the Stockholders, determine the presence of a quorum, and act as chairman of the meeting. In the absence of the Secretary or an Assistant Secretary of the Corporation, the chairman shall appoint someone to act as the secretary of the meeting.

3.10	Conduct of Business. The chairman of any meeting of Stockholders shall determine the order of business and the procedure at the meeting, including such regulations of the manner of voting and the conduct of discussion as he deems in order.

3.11	List of Stockholders. At least 10 days before every meeting of Stockholders, the Secretary shall prepare a list of the Stockholders entitled to vote at the meeting or any adjournment thereof, arranged in alphabetical order, showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. The Corporation shall make the list available for examination by any Stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting will take place or at the place designated in the notice of the meeting.

The Secretary shall produce and keep the list at the time and place of the meeting during the entire duration of the meeting, and any Stockholder who is present may inspect the list at the meeting. The list shall constitute presumptive proof of the identity of the Stockholders entitled to vote at the meeting and the number of shares each Stockholder holds.

A determination of Stockholders entitled to vote at any meeting of Stockholders pursuant to this Section shall apply to any adjournment thereof.

3.12	Fixing of Record Date. For the purpose of determining Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or Stockholders entitled to receive payment of any dividend, or in order to make a determination of Stockholders for any other proper purpose, the Board or a committee of the Board may fix in advance a date as the record date for any such determination of Stockholders. However, the Board shall not fix such date, in any case, more than 60 days nor less than 10 days prior to the date of the particular action.

If the Board or a committee of the Board does not fix a record date for the determination of Stockholders entitled to notice of or to vote at a meeting of Stockholders, the record date shall be at the close of business on the day next preceding the day on which notice is given or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held or the date on which the Board adopts the resolution declaring a dividend.

3.13	Voting of Shares. Each Stockholder shall have one vote for every share of stock having voting rights registered in his name on the record date for the meeting. The Corporation shall not have the right to vote treasury stock of the Corporation, nor shall another corporation have the right to vote its stock of the Corporation if the Corporation holds, directly or indirectly, a majority of the shares entitled to vote in the election of directors of such other corporation. Persons holding stock of the Corporation in a fiduciary capacity shall have the right to vote such stock. Persons who have pledged their stock of the Corporation shall have the right to vote such stock unless in the transfer on the books of the Corporation the pledgor expressly empowered the pledgee to vote such stock. In that event, only the pledgee, or his proxy, may represent such stock and vote thereon.

A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote shall determine all elections and, except when the law or Certificate of Incorporation requires otherwise, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote shall determine all other matters.

Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

The Stockholders may vote by voice vote on all matters. Upon demand by a Stockholder entitled to vote, or his proxy, the Stockholders shall vote by ballot. In that event, each ballot shall state the name of the Stockholder or proxy voting, the number of shares voted and such other information as the Corporation may require under the procedure established for the meeting.

3.14	Inspectors. At any meeting in which the Stockholders vote by ballot, the chairman may appoint one or more inspectors. Each inspector shall take and sign an oath to execute the duties of inspector at such meeting faithfully, with strict impartiality, and according to the best of his ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at a meeting and the validity of proxies and ballots; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The certification required herein shall take the form of a subscribed, written report prepared by the inspectors and delivered to the Secretary of the Corporation. An inspector need not be a Stockholder of the Corporation, and any officer of the Corporation may be an inspector on any question other than a vote for or against a proposal in which he has a material interest.

3.15	Proxies. A Stockholder may exercise any voting rights in person or by his proxy appointed by an instrument in writing, which he or his authorized attorney-in-fact has subscribed and which the proxy has delivered to the secretary of the meeting pursuant to the manner prescribed by law.

A proxy is not valid after the expiration of three years after the date of its execution, unless the person executing it specifies thereon the length of time for which it is to continue in force (which length may exceed three years) or limits its use to a particular meeting. Each proxy is irrevocable if it expressly states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

The attendance at any meeting of a Stockholder who previously has given a proxy shall not have the effect of revoking the same unless he notifies the Secretary in writing prior to the voting of the proxy.

ARTICLE 4.

BOARD OF DIRECTORS

4.1	General Powers. The Board shall manage the property, business and affairs of the Corporation.

4.2	Number. The number of directors who shall constitute the Board shall equal not less than one nor more than 15, as the Board may determine by resolution from time to time.

4.3	Classification. The Board of Directors shall be divided into classes pursuant to the terms and provisions of the Certificate of Incorporation.

4.4	Election of Directors and Term of Office. The Stockholders of the Corporation shall elect the directors at the annual or adjourned annual meeting (except as otherwise provided herein for the filling of vacancies). Each director shall hold office until his death, resignation, retirement, removal, or disqualification, or until his successor shall have been elected and qualified.

4.5	Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board or to the Secretary of the Corporation. Any resignation shall take effect upon receipt or at the time specified in the notice. Unless the notice specifies otherwise, the effectiveness of the resignation shall not depend upon its acceptance.

4.6	Removal. Stockholders holding a majority of the outstanding shares entitled to vote at an election of directors may remove any director at any time but only for cause.

4.7	Vacancies. A majority of the remaining directors, although less than a quorum, or a sole remaining director may fill any vacancy on the Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause. Any director elected to fill a vacancy shall hold office until his death, resignation, retirement, removal, or disqualification, or until his successor shall have been elected and qualified.

4.8	Chairman and Vice Chairman of the Board. At the initial and annual meeting of the Board, the directors may elect from their number a Chairman of the Board of Directors. The Chairman shall preside at all meetings of the Board and shall perform such other duties as the Board may direct. The Board also may elect a Vice Chairman and other officers of the Board, with such powers and duties as the Board may designate from time to time. The Vice Chairman shall assume the duties of the Chairman, including presiding at all meetings of the Board, in his absence. The Chairman shall set the agendas at the meetings of the Board in consultation with the Vice Chairman and the Chief Executive Officer.

4.9	Compensation. The Board may compensate directors for their services and may provide for the payment of all expenses the directors incur by attending meetings of the Board or otherwise.

ARTICLE 5.

MEETINGS OF DIRECTORS

5.1	Regular Meetings. The Board may hold regular meetings at such places, dates and times as the Board shall establish by resolution. If any day fixed for a meeting falls on a legal holiday, the Board shall hold the meeting at the same place and time on the next succeeding business day. The Board need not give notice of regular meetings.

5.2	Place of Meetings. The Board may hold any of its meetings in or out of the State of Delaware, at such places as the Board may designate, at such places as the notice or waiver of notice of any such meeting may designate, or at such places as the persons calling the meeting may designate.

5.3	Meetings by Telecommunications. The Board or any committee of the Board may hold meetings by means of conference telephone or similar telecommunications equipment that enable all persons participating in the meeting to hear each other. Such participation shall constitute presence in person at such meeting.

5.4	Special Meetings. The Chairman of the Board, the Vice Chairman, the Chief Executive Officer or one-half of the directors then in office may call a special meeting of the Board. The person or persons authorized to call special meetings of the Board may fix any place, either in or out of the State of Delaware as the place for the meeting.

5.5	Notice of Special Meetings. The person or persons calling a special meeting of the Board shall give written notice to each director of the time, place, date and purpose of the meeting of not less than three business days if by mail and not less than 24 hours if by telegraph or in person before the date of the meeting. If mailed, notice is given on the date deposited in the United States mail, postage prepaid, to such director. A director may waive notice of any special meeting, and any meeting shall constitute a legal meeting without notice if all the directors are present or if those not present sign either before or after the meeting a written waiver of notice, a consent to such meeting, or an approval of the minutes of the meeting. A notice or waiver of notice need not specify the purposes of the meeting or the business which the Board will transact at the meeting.

5.6	Waiver by Presence. Except when expressly for the purpose of objecting to the legality of a meeting, a director’s presence at a meeting shall constitute a waiver of notice of such meeting.

5.7	Quorum. A majority of the directors then in office shall constitute a quorum for all purposes at any meeting of the Board. In the absence of a quorum, a majority of directors present at any meeting may adjourn the meeting to another place, date or time without further notice. No proxies shall be given by directors to any person for purposes of voting or establishing a quorum at a directors meeting.

5.8	Conduct of Business. The Board shall transact business in such order and manner as the Board may determine. Except as the law requires otherwise, the Board shall determine all matters by vote of a majority of the directors present at a meeting at which a quorum is present. The directors shall act as a Board, and the individual directors shall have no power as such.

5.9	Action by Consent. The Board or a committee of the Board may take any required or permitted action without a meeting if all members of the Board or committee consent thereto in writing and file such consent with the minutes of the proceedings of the Board or committee.

ARTICLE 6.

COMMITTEES

6.1	Committees of the Board. The Board may designate, by a vote of a majority of the directors then in office, committees of the Board. The committees shall serve at the pleasure of the Board and shall possess such lawfully delegable powers and duties as the Board may confer.

6.2

Selection of Committee Members. The Board shall elect by a vote of a majority of the directors then in office a director or directors to serve as the member or members of a committee. By the same vote, the Board may designate other directors as alternate members who may replace any absent or disqualified member at any meeting of a committee. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may appoint by unanimous vote another member of the Board to act at the meeting in the place of the absent or disqualified member.

6.3	Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as the law or these Bylaws require otherwise. Each committee shall make adequate provision for notice of all meetings to members. A majority of the members of the committee shall constitute a quorum, unless the committee consists of one or two members. In that event, one member shall constitute a quorum. A majority vote of the members present shall determine all matters. A committee may take action without a meeting if all the members of the committee consent in writing and file the consent or consents with the minutes of the proceedings of the committee.

6.4	Authority. Any committee, to the extent the Board provides, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the affixation of the Corporation’s seal to all instruments which may require or permit it. However, no committee shall have any power or authority with regard to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the Stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the Stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending these Bylaws of the Corporation. Unless a resolution of the Board expressly provides, no committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger.

6.5	Minutes. Each committee shall keep regular minutes of its proceedings and report the same to the Board when required.

ARTICLE 7

OFFICERS

7.1	Officers of the Corporation. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers as the Board may designate and elect from time to time, including a Chief Financial Officer and a Chief Operating Officer. The same person may hold at the same time any two or more offices.

7.2	Election and Term. The Board shall elect the officers of the Corporation. Each officer shall hold office until his death, resignation, retirement, removal or disqualification, or until his successor shall have been elected and qualified.

7.3	Compensation of Officers. The Board shall fix the compensation of all officers of the Corporation. No officer shall serve the Corporation in any other capacity and receive compensation, unless the Board authorizes the additional compensation.

7.4	Removal of Officers and Agents. The Board may remove any officer or agent it has elected or appointed at any time, with or without cause.

7.5

Resignation of Officers and Agents. Any officer or agent the Board has elected or appointed may resign at any time by giving written notice to the Board, the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, or the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified. Unless otherwise specified in the notice, the Board need not accept the resignation to make it effective.

7.6	Bond. The Board may require by resolution any officer, agent, or employee of the Corporation to give bond to the Corporation, with sufficient sureties conditioned on the faithful performance of the duties of his respective office or agency. The Board also may require by resolution any officer, agent or employee to comply with such other conditions as the Board may require from time to time.

7.7	Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the Board’s control, shall supervise, direct and have general charge and control over all of the business, property and affairs of the Corporation. The Chief Executive Officer shall also be responsible for driving the strategic objectives of the Corporation, subject to the authority of the Board. Except as may be specified by the Board, the Chief Executive Officer shall have the power to enter into contracts and make commitments on behalf of the Corporation and shall have the right to execute deeds, mortgages, bonds, contracts and other instruments necessary or proper to be executed in connection with the Corporation’s regular business and may authorize any other officer of the Corporation, to sign, execute and acknowledge such documents and instruments in his place and stead. However, the Chief Executive Officer shall not sign any instrument which the law, these Bylaws, or the Board expressly require some other officer or agent of the Corporation to sign and execute. In general, the Chief Executive Officer shall perform all duties incident to the office of the Corporation’s principal executive officer and such other duties as the Board may prescribe from time to time.

7.8	President. The President shall be an executive officer reporting on a straight line to the Chief Executive Officer. The President shall have such authority as designated by the Chief Executive Officer or the Board and shall otherwise assist the Chief Executive Officer in the supervision, direction and active management of the business, property and affairs of the Corporation. In the absence of the Chief Executive Officer or in the event of his death, inability of refusal to act, the President, unless the Board determines otherwise, shall perform the duties of the Chief Executive Officer.

7.9	Vice Presidents. A Vice President shall perform such duties as the Chief Executive Officer or the Board may assign to him from time to time.

7.10	Secretary. The Secretary shall (a) keep the minutes of the meetings of the Stockholders and of the Board in one or more books for that purpose, (b) give all notices which these Bylaws or the law requires, (c) serve as custodian of the records and seal of the Corporation, (d) affix the seal of the Corporation to all documents which the Board has authorized execution on behalf of the Corporation under seal, (e) maintain a register of the address of each Stockholder of the Corporation, (f) sign, with the Chief Executive Officer, President, a Vice President, or any other officer or agent of the Corporation which the Board has authorized, certificates for shares of the Corporation, (g) have charge of the stock transfer books of the Corporation, and (h) perform all duties which the Chief Executive Officer or the Board may assign to him from time to time.

7.11	Assistant Secretaries. In the absence of the Secretary or in the event of his death, inability or refusal to act, the Assistant Secretaries in the order of their length of service as Assistant Secretary, unless the Board determines otherwise, shall perform the duties of the Secretary. When acting as the Secretary, an Assistant Secretary shall have the powers and restrictions of the Secretary. An Assistant Secretary shall perform such other duties as the Chief Executive Officer, Secretary or Board may assign from time to time.

7.12	Treasurer. The Treasurer (or if there is one, the Chief Financial Officer) shall (a) have responsibility for all funds and securities of the Corporation, (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, (c) deposit all moneys in the name of the Corporation in depositories which the Board selects, and (d) perform all of the duties which the Chief Executive Officer or the Board may assign to him from time to time.

7.13	Assistant Treasurers. In the absence of the Treasurer or in the event of his death, inability or refusal to act, the Assistant Treasurers in the order of their length of service as Assistant Treasurer, unless the Board determines otherwise, shall perform the duties of the Treasurer. When acting as the Treasurer, an Assistant Treasurer shall have the powers and restrictions of the Treasurer. An Assistant Treasurer shall perform such other duties as the Treasurer, the Chief Executive Officer, or the Board may assign to him from time to time.

7.14	Delegation of Authority. Notwithstanding any provision of these Bylaws to the contrary, the Board may delegate the powers or duties of any officer to any other officer or agent.

7.15	Action with Respect to Securities of Other Corporations. Unless the Board directs otherwise, the Chief Executive Officer shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of Stockholders of or with respect to any action of Stockholders of any other corporation in which the Corporation holds securities. Furthermore, unless the Board directs otherwise, the Chief Executive Officer shall exercise any and all rights and powers which the Corporation possesses by reason of its ownership of securities in another corporation.

7.16	Vacancies. The Board may fill any vacancy in any office because of death, resignation, removal, disqualification or any other cause in the manner which these Bylaws prescribe for the regular appointment to such office.

ARTICLE 8.

CONTRACTS, LOANS, DRAFTS,

DEPOSITS AND ACCOUNTS

8.1	Contracts. The Board may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board may make such authorization general or special.

8.2	Loans. Unless the Board has authorized such action, no officer or agent of the Corporation shall contract for a loan on behalf of the Corporation or issue any evidence of indebtedness in the Corporation’s name.

8.3	Drafts. The Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, and such other persons as the Board shall determine shall issue all checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of or payable by the Corporation.

8.4	Deposits. The Treasurer shall deposit all funds of the Corporation not otherwise employed in such banks, trust companies, or other depositories as the Board may select or as any officer, assistant, agent or attorney of the Corporation to whom the Board has delegated such power may select. For the purpose of deposit and collection for the account of the Corporation, the Chief Executive Officer, the President or the Treasurer (or any other officer, assistant, agent or attorney of the Corporation whom the Board has authorized) may endorse, assign and deliver checks, drafts and other orders for the payment of money payable to the order of the Corporation.

8.5	General and Special Bank Accounts. The Board may authorize the opening and keeping of general and special bank accounts with such banks, trust companies, or other depositories as the Board may select or as any officer, assistant, agent or attorney of the Corporation to whom the Board has delegated such power may select. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

ARTICLE 9.

CERTIFICATES FOR SHARES AND THEIR TRANSFER

9.1	Certificates for Shares. Every owner of stock of the Corporation shall have the right to receive a certificate or certificates, certifying to the number and class of shares of the stock of the Corporation which he owns. The Board shall determine the form of the certificates for the shares of stock of the Corporation. The Secretary, transfer agent, or registrar of the Corporation shall number the certificates representing shares of the stock of the Corporation in the order in which the Corporation issues them. The President or any Vice President and the Secretary or any Assistant Secretary shall sign the certificates in the name of the Corporation. Any or all certificates may contain facsimile signatures. In case any officer, transfer agent, or registrar who has signed a certificate, or whose facsimile signature appears on a certificate, ceases to serve as such officer, transfer agent, or registrar before the Corporation issues the certificate, the Corporation may issue the certificate with the same effect as though the person who signed such certificate, or whose facsimile signature appears on the certificate, was such officer, transfer agent, or registrar at the date of issue. The Secretary, transfer agent, or registrar of the Corporation shall keep a record in the stock transfer books of the Corporation of the names of the persons, firms or corporations owning the stock represented by the certificates, the number and class of shares represented by the certificates and the dates thereof and, in the case of cancellation, the dates of cancellation. The Secretary, transfer agent, or registrar of the Corporation shall cancel every certificate surrendered to the Corporation for exchange or transfer. Except in the case of a lost, destroyed, stolen or mutilated certificate, the Secretary, transfer agent, or registrar of the Corporation shall not issue a new certificate in exchange for an existing certificate until he has cancelled the existing certificate.

9.2	Transfer of Shares. A holder of record of shares of the Corporation’s stock, or his attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary, transfer agent or registrar of the Corporation, may transfer his shares only on the stock transfer books of the Corporation. Such person shall furnish to the Secretary, transfer agent, or registrar of the Corporation proper evidence of his authority to make the transfer and shall properly endorse and surrender for cancellation his exiting certificate or certificates for such shares. Whenever a holder of record of shares of the Corporation’s stock makes a transfer of shares for collateral security, the Secretary, transfer agent, or registrar of the Corporation shall state such fact in the entry of transfer if the transferor and the transferee request.

9.3	Lost Certificates. The Board may direct the Secretary, transfer agent, or registrar of the Corporation to issue a new certificate to any holder of record of shares of the Corporation’s stock claiming that he has lost such certificate, or that someone has stolen, destroyed or mutilated such certificate, upon the receipt of an affidavit from such holder to such fact. When authorizing the issue of a new certificate, the Board, in its discretion may require as a condition precedent to the issuance that the owner of such certificate give the Corporation a bond of indemnity in such form and amount as the Board may direct.

9.4	Regulations. The Board may make such rules and regulations, not inconsistent with these Bylaws, as it deems expedient concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. The Board may appoint or authorize any officer or officers to appoint one or more transfer agents, or one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

9.5	Holder of Record. The Corporation may treat as absolute owners of shares the person in whose name the shares stand of record as if that person had full competency, capacity and authority to exercise all rights of ownership, despite any knowledge or notice to the contrary or any description indicating a representative, pledge or other fiduciary relation, or any reference to any other instrument or to the rights of any other person appearing upon its record or upon the share certificate. However, the Corporation may treat any person furnishing proof of his appointment as a fiduciary as if he were the holder of record of the shares.

9.6	Treasury Shares. Treasury shares of the Corporation shall consist of shares which the Corporation has issued and thereafter acquired but not cancelled. Treasury shares shall not carry voting or dividend rights.

ARTICLE 10.

INDEMNIFICATION

10.1	Actions Other Than by or In the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Stockholder, director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not create, of itself, a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

10.2	Actions By or In the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Stockholder, director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Stockholder, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member or any committee or similar body, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, except that the Corporation shall make no indemnification in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

10.3	Determination of Right to Indemnification. The Corporation shall not indemnify any person under Section 10.01 or Section 10.02, in the absence of a court order, unless authorized in the specific case upon a determination that the director, officer, employee or agent has met the applicable standard of conduct set forth in Section 10.01 or Section 10.02. One of the following shall make the determination: (a) the Board, by a majority vote of a quorum of directors not a party to the action, suit or proceeding; (b) absent a quorum or at the direction of a quorum of disinterested directors, independent legal counsel, by a written opinion; or (c) the Stockholders.

10.4	Indemnification Against Expenses of Successful Party. Notwithstanding the other provisions of this Article 10, to the extent that a Stockholder, director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.01 or Section 10.02 of these Bylaws, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys’ fees) which he actually and reasonably has incurred in connection therewith.

10.5	Advance of Expenses. If the Corporation ultimately determines that the Corporation should not indemnify any person pursuant to the provisions of this Article 10, the Corporation nevertheless may pay his expenses incurred in defending an action or proceeding in advance of the final disposition of such action or proceeding upon specific authorization by the Board and upon his delivery to the Board of an undertaking to repay such amount.

10.6	Other Rights and Remedies. The indemnification provided by this Article 10 shall not be deemed exclusive and is declared expressly to be nonexclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of Stockholders or disinterested directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such office. In addition, the indemnification, provided by this Article 10 shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.7	Insurance. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Stockholder, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provision of this Article 10.

10.8	Constituent Corporations. For the purposes of this Article 10, references to “the Corporation” include in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, shall stand in the same position under the provisions of this Article 10 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its existence had continued.

10.9	Other Insurance. The Corporation shall reduce the amount of the indemnification of any person pursuant to the provisions of this Article 10 by the amount which such person collects as indemnification (a) under any policy of insurance which the Corporation purchased and maintained on his behalf or (b) from another corporation, partnership, joint venture, trust or other enterprise.

10.10	Public Policy. Nothing contained in this Article 10, or elsewhere in these Bylaws, shall operate to indemnify any director or officer if such indemnification is contrary to law, either as a matter of public policy, or under the provisions of the Federal Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable state or Federal law.

ARTICLE 11.

TAKEOVER OFFERS

In the event the Corporation receives a takeover offer, the Board of Directors shall consider all relevant factors in evaluating such offer, including, but not limited to, the terms of the offer, and the potential economic and social impact of such offer on the Corporation’s Stockholders, employees, customers, creditors and community in which it operates.

ARTICLE 12.

NOTICES

12.1	General. Whenever these Bylaws require notice to any Stockholder, director, officer or agent, such notice does not mean personal notice. A person may give effective notice under these Bylaws in every case by depositing a writing in a post office or letter box in a postpaid, sealed wrapper, or by dispatching a prepaid telegram addressed to such Stockholder, director, officer or agent at his address on the books of the Corporation. Unless these Bylaws expressly provide to the contrary, the time when the person sends notice shall constitute the time of the giving of notice.

12.2	Waiver of Notice. Whenever the law or these Bylaws require notice, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein.

ARTICLE 13.

MISCELLANEOUS

13.1	Facsimile Signatures. In addition to the use of facsimile signatures which these Bylaws specifically authorize, the Corporation may use such facsimile signatures of any officer or officers, agents or agent, of the Corporation as the Board or a committee of the Board may authorize.

13.2	Corporate Seal. The Board may provide for a suitable seal containing the name of the Corporation, of which the Secretary shall be in charge. The Treasurer, any Assistant Secretary, or any Assistant Treasurer may keep and use the seal or duplicates of the seal if and when the Board or a committee of the Board so directs.

13.3	Fiscal Year. The Board shall have the authority to fix and change the fiscal year of the Corporation.

ARTICLE 14.

AMENDMENTS

Subject to the provisions of the Certificate of Incorporation, the Stockholders or the Board may amend or repeal these Bylaws at any meeting.

The undersigned hereby certifies that the foregoing constitutes a true and correct copy of the Bylaws of the Corporation as adopted by the Directors on the      day of                     , 2016.

Executed as of this     th day of                     , 2016.

R. Douglas Orr, Secretary